                                U.S. $16,000,000

                               CREDIT AGREEMENT,

                            DATED AS OF MAY 23, 1997


                                     AMONG


                     CENCOM CABLE INCOME PARTNERS II, L.P.

                                      AND

                             CENCOM PARTNERS, L.P.,

                               AS THE BORROWERS,


                        VARIOUS FINANCIAL INSTITUTIONS,

                                AS THE LENDERS,


                                      AND


                      CANADIAN IMPERIAL BANK OF COMMERCE,


                                 AS THE AGENT.

                              TABLE OF CONTENTS

Section                                                                    Page

                                  ARTICLE I

                      DEFINITIONS AND ACCOUNTING TERMS

1.1.     Defined Terms                                                        1
1.2.     Use of Defined Terms                                                18
1.3.     Cross-References                                                    18
1.4.     Accounting and Financial Determinations                             18


                                 ARTICLE II

                             COMMITMENTS, LOANS,
                       BORROWING PROCEDURES AND NOTES

2.1.     Commitments                                                          19
2.1.1.   Loan Commitment                                                      19
2.1.2.   Lenders Not Required to Make the Loans                               19
2.2.     Reduction of the Commitment Amounts                                  19
2.2.1.   Optional                                                             19
2.2.2.   Mandatory                                                            19
2.3.     Borrowing Procedure                                                  20
2.4.     Continuation and Conversion Elections                                20
2.5.     Funding                                                              21
2.6.     Notes                                                                21


                                 ARTICLE III

                 REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

3.1.     Repayments and Prepayments; Application                              21
3.1.1.   Repayments and Prepayments                                           21
3.1.2.   Application                                                          22
3.2.     Interest Provisions                                                  22
3.2.1.   Rates                                                                22
3.2.2.   Post-Maturity Rates                                                  22
3.2.3.   Payment Dates                                                        22
3.3.     Fees                                                                 23
3.3.1.   Upfront Fee                                                          23
3.3.2.   Commitment Fee                                                       23


                                 ARTICLE IV

                   CERTAIN LIBO RATE AND OTHER PROVISIONS

4.1.     LIBO Rate Lending Unlawful                                           23
4.2.     Deposits Unavailable                                                 24
4.3.     Increased LIBO Rate Loan Costs, etc.                                 24
4.4.     Funding Losses                                                       24
4.5.     Increased Capital Costs                                              24

Section                                                                    Page

4.6      Taxes                                                                25
4.7.     Payments, Computations, etc.                                         25
4.8.     Sharing of Payments                                                  26
4.9.     Setoff                                                               26


                                  ARTICLE V

                       CONDITIONS TO CREDIT EXTENSIONS

5.1.     Initial Borrowing                                                    27
5.1.1.   Partnership and Corporate Documents, etc.                            27
5.1.2.   Delivery of Notes                                                    27
5.1.3.   [INTENTIONALLY OMITTED]                                              28
5.1.4.   Payment of Outstanding Indebtedness, etc.                            28
5.1.5.   Holdings Pledge Agreement                                            28
5.1.6.   Security Agreements                                                  28
5.1.7.   Subordination Agreement                                              29
5.1.8.   Closing Date Certificate                                             29
5.1.9.   Opinion of Counsel                                                   29
5.1.10.  Insurance                                                            29
5.1.11.  [INTENTIONALLY OMITTED]                                              29
5.1.12.  Solvency Certificate                                                 29
5.1.13.  Pro Forma Compliance Certificate                                     29
5.1.14.  Closing Fees, Expenses, etc.                                         30
5.2.     All Borrowings                                                       30
5.2.1.   Compliance with Warranties, No Default, etc.                         30
5.2.2.   Borrowing Request                                                    30
5.2.3.   Satisfactory Legal Form                                              30


                                 ARTICLE VI

                       REPRESENTATIONS AND WARRANTIES

6.1.     Organization, etc.                                                   31
6.2.     Due Authorization, Non-Contravention, Validity, etc                  31
6.3.     Government Approval, Regulation, etc.                                31
6.4.     Security, etc.                                                       32
6.5.     Financial Information                                                32
6.6.     No Material Adverse Change                                           32
6.7.     Litigation, Labor Controversies, etc.                                32
6.8.     Compliance With Laws                                                 32
6.9.     Subsidiaries                                                         33
6.10.    Ownership of Properties                                              33
6.11.    Taxes                                                                33
6.12.    Pension and Welfare Plans                                            33
6.13.    Environmental Warranties                                             34
6.14.    Regulations G, U and X                                               34
6.15.    Accuracy of Information                                              35
6.16.    Licenses and Franchises                                              35
6.17.    Franchises                                                           35
6.18.    Agreements with Affiliates; Management Agreement                     35

Section                                                                    Page

6.19.    Solvency                                                             35
6.20.    The Systems                                                          36
6.21.    Rate Regulation                                                      37
6.22.    Absence of Default                                                   37
6.23.    Business                                                             37
6.24.    Payment of Wages                                                     37
6.25.    Delivery of Certain Documents                                        37


                                 ARTICLE VII

                                  COVENANTS

7.1.     Affirmative Covenants                                                38
7.1.1.   Financial Information, Reports, Notices, etc.                        38
7.1.2.   Maintenance of Existence; Compliance with Laws, etc.                 40
7.1.3.   Maintenance of Licenses                                              40
7.1.4.   Conduct of Business; Maintenance of Necessary Authorizations         40
7.1.5.   Maintenance of Properties                                            41
7.1.6.   Insurance                                                            41
7.1.7.   Books and Records; Accounting Method                                 41
7.1.8.   Environmental Covenant                                               41
7.1.9.   Additional Collateral                                                42
7.1.10.  Use of Proceeds                                                      42
7.1.11.  Payment of Indebtedness; Loans                                       42
7.1.12.  Management                                                           42
7.1.13.  Interest Rate Hedging                                                42
7.1.14.  Delivery of the New London Franchise Agreement                       42
7.2.     Negative Covenants                                                   42
7.2.1.   Business Activities                                                  42
7.2.2.   Indebtedness                                                         43
7.2.3.   Liens                                                                43
7.2.4.   Financial Condition                                                  44
7.2.5.   Investments                                                          45
7.2.6.   Restricted Payments, etc.                                            45
7.2.7.   Capital Expenditures, etc.                                           46
7.2.8.   Rental Obligations                                                   46
7.2.9.   Take or Pay Contracts                                                46
7.2.10.  Consolidation, Merger, etc.                                          46
7.2.11.  Asset Dispositions, etc.                                             46
7.2.12.  Modification of Certain Agreements                                   47
7.2.13.  Transactions with Affiliates                                         47
7.2.14.  Negative Pledges, Restrictive Agreements, etc.                       47
7.2.15.  Real Estate                                                          47
7.2.16.  ERISA Liabilities                                                    48


                                ARTICLE VIII

                              EVENTS OF DEFAULT

8.1      Listing of Events of Default                                         48
8.1.1.   Non-Payment of Obligations                                           48

8.1.2.   Breach of Warranty                                                   48
8.1.3.   Non-Performance of Certain Covenants and Obligations                 48
8.1.4.   Non-Performance of Other Covenants and Obligations                   48
8.1.5.   Default on Other Indebtedness                                        48
8.1.6.   Judgments                                                            48
8.1.7.   Pension Plans                                                        49
8.1.8.   Change in Control                                                    49
8.1.9.   Bankruptcy, Insolvency, etc.                                         49
8.1.10.  Impairment of Security, etc.                                         49
8.1.11.  Impairment of Necessary Authorizations, etc.                         49
8.1.12.  Management                                                           50
8.2.     Action if Bankruptcy                                                 50
8.3.     Action if Other Event of Default                                     50


                                  ARTICLE IX

                                  THE AGENT

9.1.     Actions                                                              50
9.2.     Funding Reliance, etc.                                               51
9.3.     Exculpation                                                          51
9.4.     Successor                                                            51
9.5.     Loans by CIBC                                                        52
9.6.     Credit Decisions                                                     52
9.7.     Copies, etc.                                                         52


                                  ARTICLE X

                          MISCELLANEOUS PROVISIONS


10.1.    Waivers, Amendments, etc.                                            52
10.2.    Notices                                                              53
10.3.    Payment of Costs and Expenses                                        53
10.4.    Indemnification                                                      53
10.5.    Survival                                                             54
10.6.    Severability                                                         54
10.7.    Headings                                                             55
10.8.    Execution in Counterparts, Effectiveness, etc.                       55
10.9.    Governing Law; Entire Agreement                                      55
10.10.   Successors and Assigns                                               55
10.11.   Sale and Transfer of Loans and Notes;
         Participations in Loans and Notes                                    55
10.11.1. Assignments                                                          55
10.11.2. Participations                                                       56
10.12.   Other Transactions                                                   57
10.13.   Certain Collateral and Other Matters                                 57
10.14.   Forum Selection and Consent to Jurisdiction                          57
10.15.   Waiver of Jury Trial                                                 58

SCHEDULE I       -      Disclosure Schedule

EXHIBIT A        -      Form of Note
EXHIBIT B        -      Form of Borrowing Request
EXHIBIT C        -      Form of Continuation/Conversion Notice
EXHIBIT D        -      Form of Lender Assignment Agreement
EXHIBIT E-1      -      Form of Borrowers Security Agreement
EXHIBIT E-2      -      Form of Partnership (CCIPII) Security Agreement
EXHIBIT E-3      -      Form of Partnership (CPLP) Security Agreement
EXHIBIT F        -      Form of Holdings Pledge Agreement
EXHIBIT G        -      Form of Compliance Certificate
EXHIBIT H        -      Form of Closing Date Certificate
EXHIBIT I-1      -      Form of Subscriber Report of CCIPII
EXHIBIT I -2     -      Form of Subscriber Report of CPLP
EXHIBT J-1       -      Form of Cencom Properties Subordination Agreement
EXHIBIT J-2      -      Form of CPI Subordination Agreement
EXHIBIT K        -      Form of Opinion of Counsel to the Obligors
EXHIBIT L        -      Form of Solvency Certificate

                               CREDIT AGREEMENT

     This CREDIT AGREEMENT, dated as of May 23, 1997, is made among CENCOM CABLE INCOME PARTNERS II, L.P., a Delaware limited partnership ("CCIPII"), and CENCOM PARTNERS, L.P., a Delaware limited partnership ("CPLP", and, together with CCIPII, collectively, the "Borrowers" and each individually, a "Borrower"), the various financial institutions as are or may become parties hereto (collectively, the "Lenders"), and CANADIAN IMPERIAL BANK OF COMMERCE, acting by or through one or more of its affiliates, branches or agencies ("CIBC"), as agent (in such capacity, the "Agent") for the Lenders.


                              W I T N E S S E T H:

     WHEREAS, each Borrower is engaged in the business of providing cable television service to residential and commercial subscribers;

     WHEREAS, the Borrowers seek to obtain from the Lenders, on the terms and subject to the conditions set forth herein (including Article V) and in the other Loan Documents, Commitments from the Lenders pursuant to which Loans may be made from time to time in a maximum aggregate amount not to exceed $16,000,000, provided that the amount available for Loans shall be reduced on a periodic basis commencing March 31, 1999 pursuant to the terms set forth hereinafter;

     WHEREAS, the proceeds of the Loans will be used

           (a) to make distributions to the respective limited partners of the Borrowers in a combined aggregate amount, insofar as proceeds of the Loans are concerned, not to exceed $9,500,000 for the period until May 15, 1998 (collectively, the "Distribution");

           (b)  to finance capital expenditures of the Borrowers;

           (c)  for working capital purposes of the Borrowers; and

           (d)  for general corporate purposes of the Borrowers; and

     WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments and make such Loans to the Borrowers;

     NOW, THEREFORE, the parties hereto hereby agree as follows:


                                  ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS


     SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

     "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

         (a) to vote 10% or more of the securities (on a fully diluted basis) or other equity interests having ordinary voting power for the election of directors or managing general partners; or

         (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

    "Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Agent pursuant to Section 9.4.

    "Agent's Fee Letter" means the fee letter dated as of May 23, 1997, among the Borrowers and the Agent (or its designee) with respect to certain fees.

    "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

    "Alternate Base Rate" means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of

         (a) the rate of interest most recently announced or established by CIBC at its Domestic Office as its base or prime, as applicable, rate for Dollar loans; and

         (b)  the Federal Funds Rate plus  1/2 of 1%.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by CIBC in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Agent will give notice promptly to the Borrowers and the Lenders of changes in the Alternate Base Rate.

     "Annualized Operating Cash Flow" means, for any Fiscal Quarter, the product of the Operating Cash Flow for such Fiscal Quarter multiplied by four.

     "Applicable Law" means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of all Official Bodies applicable to such Person, including the Licenses (but excluding Franchises), the Federal Communications Act of 1934 and Title 47 of the United States Code, and all orders and decrees of all Official Bodies in proceeds or actions to which the Person in question is a party or by which it is bound.

     "Applicable Margin" means (a) initially, (i) with respect to the unpaid principal amount of each Base Rate Loan, 1.00% and, (ii) with respect to the unpaid principal amount of each LIBO Rate Loan, 2.00%, and (b) thereafter, (i) with respect to the unpaid principal amount of each Base Rate Loan, the applicable percentage set forth below in the column entitled "Applicable Margin for Base Rate Loans", and (ii) with respect to the unpaid principal amount of each LIBO Rate Loan, the applicable percentage set forth below in the column entitled "Applicable Margin for LIBO Rate Loans", in each case, as determined in accordance with the Compliance Certificate most recently delivered pursuant to clause (c) of Section 7.1.1:

                                  Applicable Margin           Applicable Margin
          Leverage Ratio         for Base Rate Loans         for LIBO Rate Loans
          --------------     ----------------------------   --------------------
            X > 2.75:1                1.00%                         2.00%
              -
            X < 2.75:1                0.75%                         1.75%

provided, that if the Borrowers shall fail to deliver a Compliance Certificate for a given Fiscal Quarter within the time required by clause (c) of Section 7.1.1, then the Applicable Margin with respect to any type of Loan shall be deemed to be the highest margin set forth above with respect to such type of Loan for the period from the day on which such Compliance Certificate was due to be delivered through (but excluding) the date such Compliance Certificate is in fact delivered. Any reduction in any Applicable Margin shall be effective beginning on the date which the Agent receives a Compliance Certificate pursuant to clause (c) of Section 7.1.1. In any event, upon the occurrence and during the continuance of an Event of Default, the Applicable Margin shall be the highest Applicable Margin.

     "Assignee Lender" is defined in Section 10.11.1.

     "Authorized Officer" means, relative to any Obligor, those of its partners or officers whose signatures and incumbency shall have been certified to the Agent and the Lenders pursuant to Section 5.1.1.

     "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

     "Borrower" and "Borrowers" are defined in the preamble.

     "Borrowers Security Agreement" means the Security Agreement executed and delivered by each Borrower pursuant to Section 5.1.6, substantially in the form of Exhibit E-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Borrowing" means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

     "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the applicable Borrower, substantially in the form of Exhibit B hereto.

     "Business Day" means

         (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and

         (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is covered in clause (a) immediately above and on which dealings in Dollars are carried on in the London interbank market.

     "Capital Expenditures" means, with respect to any Person or Persons for any period, the sum of

         (a) the aggregate amount of all expenditures of such Person or Persons, taken as a whole, for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

         (b) the aggregate amount of all Capitalized Lease Liabilities of such Person or Persons, incurred during such period.

     "Capitalized Lease Liabilities" means, with respect to any Person or Persons, all monetary obligations of such Person or Persons, taken as a whole, under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Cash Equivalent Investment" means, at any time:

         (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government;

         (b) commercial paper, maturing not more than nine months from the date of issue, which is issued by


                 (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Group or at least P-1 by Moody's Investors Service, Inc., or

                 (ii)  any Lender (or its holding company);

         (c) any certificate of deposit or bankers acceptance, maturing not more than one year after such time, which is issued by either

                 (i) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or

                 (ii)  any Lender; or

         (d) any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause
      (c)(i)) which

                 (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c), and

                 (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder.

     "Casualty Event" means the damage, destruction or condemnation, as the case may be, of property of either Borrower.

     "Casualty Proceeds" means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by or on behalf of the applicable Borrower in connection with such Casualty Event.

     "CC II" means CC II Holdings, Inc., a Delaware corporation and the owner of all of the capital stock of the general partner of CCIPII.

     "CC III" means CC III Holdings, Inc., a Delaware corporation and the owner of all of the capital stock of the general partner of CPLP.

     "CCIPII" is defined in the preamble.

     "Cencom Properties" means Cencom Properties II, Inc., a Delaware corporation and the general partner of CCIPII.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

     "Change in Control" means, unless the Required Lenders shall have otherwise agreed in writing: (a) (i) each of Jerald L. Kent, Howard L. Wood and Barry L. Babcock (or any substitute general partner which is not rejected by the Required Lenders as provided below) shall cease for any reason to be a general partner of Charter Group, or (ii) Charter Group shall for any reason fail to be controlled, directly or indirectly, by at least one of such individuals, or (iii) a majority of the voting equity of and economic interests in Charter Group shall for any reason fail to be owned by at least one of such individuals; provided, however, that if any of the events described in clause
(i), (ii) or (iii) above occurs solely as a result of the death, disability or legal incapacity of any such individual (or any substitute general partner which is not rejected by the Required Lenders, as provided below), such event shall not constitute an Event of Default unless (w) 90 days after the occurrence of such event, the Borrowers shall have failed to provide the Agent and the Lenders with a written proposal as to the identity of one or more willing substitute general partners of Charter Group, together with a list of the names of the individuals proposed to be engaged in senior management of Charter Group, or (x) the Required Lenders shall have rejected, in writing, any such proposal given (within such 90-day period by the Borrowers) or (y) any such substitute general partner shall fail to become a general partner of Charter Group within a reasonable time thereafter or (z) the senior management proposed by the Borrowers as set forth in clause (w) above, or any combination thereof, shall for any reason fail to engage in senior management of Charter Group; or (b) Charter Group shall for any reason fail to control Charter Communications, directly or indirectly, or Charter Group shall fail for any reason to own a majority of the voting equity of and economic interests in Charter Communications (for purposes of this clause (b), "control" shall mean possession of the power to direct or cause the direction of management or policies, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); or (c) CPI shall cease to be the sole general partner of CPLP, or Charter Communications shall fail to own and control, directly or indirectly, 100% of the voting and equity interests in CPI; or (d) Cencom Properties shall cease to be the sole general partner of CCIPII, or Charter Communications shall fail to own and control, directly or indirectly, 100% of the voting and equity interests in Cencom Properties.

     "Charter Communications" means Charter Communications, Inc., a Delaware corporation.

     "Charter Group" means Charter Communications Group, a Missouri general partnership.

     "CIBC" is defined in the preamble.

     "Closing Date" means the date all closing conditions set forth in Section
5.1 are satisfied.

     "Closing Date Certificate" means a certificate of a duly Authorized Officer of each Borrower executed and delivered pursuant to Section 5.1.8, substantially in the form of Exhibit H.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commitment" means, relative to any Lender, such Lender's obligation to make Loans pursuant to Section 2.1.1.

     "Commitment Amount" means, on any date, $16,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

     "Commitment Termination Date" means the earliest of

         (a)  December 31, 2002;

         (b) May 31, 1997, if the Closing Date shall not have occurred prior to such date;

         (c) the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2; and

         (d)  the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (c) or (d), the Commitments shall terminate automatically and without any further action.

     "Commitment Termination Event" means

         (a)  the occurrence of any Default described in clauses (a) through
     (d) of Section 8.1.9 with respect to either Borrower; or

         (b) the occurrence and continuance of any other Event of Default and either

                 (i) the declaration of the Loans to be due and payable pursuant to Section 8.3, or

                 (ii) in the absence of such declaration, the giving of notice by the Agent, acting at the direction of the Required Lenders, to the Borrowers that the Commitments have been terminated.

     "Compliance Certificate" means a certificate duly executed by the chief financial or other senior financial or accounting Authorized Officer with a title of Vice President or higher of the general partner of each Borrower, substantially in the form of Exhibit G attached hereto, together with such changes as the Agent may from time to time request for purposes of monitoring the Borrowers' compliance herewith.

     "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

     "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the applicable Borrower, substantially in the form of Exhibit C hereto.

     "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the applicable Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

     "CPI" means Cencom Partners, Inc., a Delaware corporation and the general partner of CPLP.

     "CPLP" is defined in the preamble.

     "Debt Service" means, for any period, the sum of the amounts for such period of:

         (a) all regularly scheduled Interest Expense payments made in cash by the Borrowers,

plus

         (b) all mandatory scheduled principal repayments of the Loans and other Funded Debt actually made by the Borrowers during such period, including principal reductions of the Loans actually made and resulting from the operation of Section 2.2.2.

     "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrowers with the written consent of the Agent and the Required Lenders.

     "Distribution" is defined in clause (a) of the third recital.

     "Dollar" and the symbol "$" mean the lawful currency of the United States.

     "Domestic Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in the Lender Assignment Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by written notice from such Lender, as the case may be, to each other Person party hereto.

     "Effective Date" means the date this Agreement becomes effective pursuant to Section 10.8.

     "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

     "Event of Default" is defined in Section 8.1.

     "Excess Cash Flow" means, for any Fiscal Year,

         (a)  Operating Cash Flow for such Fiscal Year,

less

         (b)  the sum (without duplication) of the amounts for such Fiscal
      Year of:

                 (i) Debt Service for such Fiscal Year (including all principal repayments of the Loans actually made by the Borrowers pursuant to Section 2.2.2 to the extent such repayments permanently reduce the Commitments), plus

                 (ii) the amount of all Capital Expenditures made by the Borrowers during such Fiscal Year,


     plus

                 (iii) to the extent deducted in determining Operating Cash Flow, the amount of federal, state and local income taxes paid in cash by the Borrowers for such Fiscal Year,

     plus

                 (iv) the amount of all Management Fees permitted to be paid hereunder and paid in cash by the Borrowers.

     "FCC" means the Federal Communications Commission or any other regulatory body which succeeds to the functions of the Federal Communications Commission.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to

         (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

         (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by CIBC from three federal funds brokers of recognized standing selected by it.

     "Fiscal Quarter" means any quarter of a Fiscal Year.

     "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "1997 Fiscal Year") refer to the Fiscal Year ending on the December 31 occurring during such calendar year.

     "Fixed Charge Coverage Ratio" means, for any four consecutive Fiscal Quarters, the ratio of:

         (a) Annualized Operating Cash Flow in respect of the last Fiscal Quarter of such period to

         (b)  Fixed Charges for such period.

     "Fixed Charges" means, for any period, the sum for such period of

         (a)  Debt Service for such period;

plus

         (b) dividends and other distributions paid by the Borrowers during such period;

plus

         (c) the amount of all Management Fees paid in cash by the Borrowers;

plus

           (d)  Capital Expenditures made by the Borrowers during such period;

plus

           (e) all federal, state and local income taxes actually paid in cash by the Borrowers.

     "Franchise" means any material franchise, permit, license or other authorization granted by any governmental unit or authority, including all laws, regulations and ordinances relating thereto, for the construction, operation and maintenance of, or the right to construct, own, operate, promote, extend and/or otherwise exploit, a community antenna television system or SMATV system and the reception and transmission of signals by microwave, and shall include all licenses issued by the FCC for the operation of community antenna relay systems, earth stations, two-way radios, microwave systems and all certificates of compliance and cable television registration statements which are required to be issued by or filed with the FCC or any state, county, city, town, village or the local governmental authority in connection with the ongoing operation of business by the Borrowers.

     "Franchise Agreement" means any material ordinance, agreement, contract or other document stating the terms and conditions of any Franchise, including all exhibits and schedules thereto, all amendments thereof and consents, waivers and extensions issued thereunder, any documents incorporated therein by reference and the application from which such Franchise was granted.

     "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

     "Funded Debt" means, on any date of determination, the sum of the aggregate amount of all Indebtedness of the type set forth in clauses (a), (b),
(c) and (g) of the definition of Indebtedness as of such date.

     "GAAP" is defined in Section 1.4.

     "Hazardous Material" means

         (a)  any "hazardous substance", as defined by CERCLA;

         (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended;

         (c)  any petroleum product; or

         (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

     "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

     "Holdings Pledge Agreement" means the Pledge Agreement executed and delivered by CC II and CC III pursuant to Section 5.1.5, substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification

         (a)  which is of a "going concern" or similar nature;

         (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

         (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Obligor to be in default of any of its obligations under Section 7.2.4.

     "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

     "Indebtedness" of any Person means, without duplication:

         (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

         (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

         (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

         (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

         (e)  net liabilities of such Person under all Hedging Obligations;

         (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

         (g) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

     "Indemnified Liabilities" is defined in Section 10.4.

     "Indemnified Parties" is defined in Section 10.4.

     "Interest Expense" means, for any period, the total interest expense (including commitment fees payable under this Agreement) computed in accordance with GAAP that is payable by the Borrowers in respect of Funded Debt for such period.

     "Interest Expense Ratio" means, as of the last day of any Fiscal Quarter, the ratio of:

         (a)  Annualized Operating Cash Flow in respect of such Fiscal
     Quarter

to

         (b)  Interest Expense for the four Fiscal Quarter period then ended.

     "Interest Period" means, relative to any LIBO Rate Loans, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or
2.4 and ending on (but excluding) the day which numerically corresponds to such date one, two, three, six or (subject to availability to all Lenders) nine or twelve months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the applicable Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided, however, that

         (a) such Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;

         (b) Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

         (c) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day), and Interest Periods shall be selected to coincide with amortization and commitment reduction dates; and

         (d) Interest Periods shall be selected by the Borrowers so that required payments under Section 2.2.2 will not result in the breakage of Interest Periods and no Interest Period may end later than the date set forth in clause (a) of the definition of "Commitment Termination Date".

     "Investment" means, relative to any Person,

         (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

         (b)  any Contingent Liability of such Person; and

         (c) any ownership or similar interest held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

     "Lender Assignment Agreement" means a Lender Assignment Agreement, substantially in the form of Exhibit D hereto.

     "Lenders" is defined in the preamble.

     "Leverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of

         (a)  Funded Debt of the Borrowers outstanding on such date to

         (b) Annualized Operating Cash Flow of the Borrowers as of such date.

     The "LIBO Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:


                LIBO Rate       =              LIBO Rate
                                     ------------------------------
            (Reserve Adjusted)       1.00 - LIBO Reserve Percentage


     The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Agent on the basis of the LIBOR Reserve Percentage in effect on the date, and the applicable rates furnished to and received by the Agent from CIBC, two Business Days before the first day of such Interest Period.

     "LIBO Rate" means, relative to any Interest Period for LIBO Rate Loans, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to CIBC's LIBOR Office in the London interbank market as at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of CIBC's LIBO Rate Loan and for a period approximately equal to such Interest Period.

     "LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

     "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in the Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrowers and the Agent, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

     "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

     "License" means each license issued to either Borrower by the FCC as required for the construction or operation of a cable station, transmitter, tower or antenna, together with all related applications, approvals, authorizations, and permits.

     "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

     "Loan" is defined in Section 2.1.1.

     "Loan Document" means this Agreement, the Notes, the Agent's Fee Letter, each Security Agreement, the Holdings Pledge Agreement, each Rate Protection Agreement and each other agreement, document or instrument delivered in connection with this Agreement and such other agreements, whether or not specifically mentioned herein or therein.

     "Management Agreement" means, collectively, (a) the Management Agreement, dated as of December 8, 1987, as assigned pursuant to that certain Assignment and Assumption Agreement, dated as of July 15, 1994, as modified by that certain First Amendment to Management Agreement, dated as of December 31, 1995, between Cencom Properties and CCIPII and (b) the Management Agreement, dated as of March 21, 1990 and assigned pursuant to that certain Assignment and Assumption Agreement, dated as of July 15, 1994, between CPI and CPLP, in each case, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.12.

     "Material Adverse Effect" means a material adverse effect on (a) the business, assets, financial condition, properties, operations or prospects of either Borrower since December 31, 1996, (b) the ability of either Borrower or any other Obligor to perform its obligations under any of the Loan Documents to which such Borrower or such Obligor is a party, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights or remedies of the Agent or the Lenders under the Loan Documents.

     "Necessary Authorizations" means all material approvals and licenses from, and all material filings and registrations with, any governmental or other regulatory authority, including the Franchises, Licenses and all material approvals, licenses, filings and registrations under the Federal Communications Act of 1934, necessary to enable the Borrowers to acquire, construct, maintain and operate their respective Systems.

     "Net Disposition Proceeds" means, with respect to a Permitted Disposition of the assets of either Borrower,

         (a) the gross cash proceeds received by such Borrower from such Permitted Disposition,

less

         (b)  the sum of

                 (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such Permitted Disposition which have not been paid to any Affiliate of either Borrower, and

                 (ii) all taxes and other governmental costs and expenses actually paid or estimated by the applicable Borrower (in good faith) to be payable in cash in connection with such Permitted Disposition;

provided, however, that if, after the payment of all taxes with respect to such Permitted Disposition, the amount of estimated taxes, if any, pursuant to clause (b)(ii) above exceeded the tax amount actually paid in cash in respect of such Permitted Disposition, the aggregate amount of such excess shall be immediately payable, pursuant to clause (b) of Section 2.2.2 and clause (b) of
Section 3.1.1, as Net Disposition Proceeds.

     "Net Equity Proceeds" means, with respect to the sale or issuance by either Borrower to any Person of any partnership or equity interests after the Effective Date, the excess of:

         (a) the gross cash proceeds received by such Borrower from such sale or issuance,

over

         (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or issuance which have not been paid to Affiliates of either Borrower in connection therewith.

     "Net Income" means, for any period, the net income of the Borrowers for such period on a consolidated basis as computed in accordance with GAAP.

     "Net Issuance Proceeds" means, as to any issuance of indebtedness for borrowed money by either Borrower, the excess of:

         (a) the gross cash proceeds received by such Borrower, over


         (b) all reasonable and customary fees and expenses with respect to underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such issuance which have not been paid to Affiliates of either Borrower in connection therewith.

     "New London Franchise Agreement" is defined in clause (b) of Section 6.25.

     "Note" means a joint and several promissory note of the Borrowers payable to any Lender, substantially in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

     "Obligations" means all obligations (monetary or otherwise) of the Borrowers and each other Obligor arising under or in connection with this Agreement, the Notes and each other Loan Document.

     "Obligor" means either Borrower, CC II, CC III, Cencom Properties, CPI and/or any other Person (other than the Agent or any Lender) obligated under any Loan Document.

     "Official Body" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal or arbitrator, in each case whether foreign or domestic.

     "Operating Cash Flow" means, for any period for the Borrowers, the sum of the amounts for such period of:

         (a) Net Income (excluding any extraordinary gains and losses and taxes in respect thereof);

plus

         (b)  to the extent deducted in determining Net Income, Interest
     Expense,

plus

         (c) to the extent deducted in determining Net Income, depreciation of assets, amortization expense,

plus

         (d) to the extent deducted in determining Net Income, income tax expense,

plus

         (e) to the extent deducted in determining Net Income, management fees and financial advisory fees and other non-cash charges.

     "Organic Document" means, relative to any Obligor, as applicable, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, its partnership agreement and all other relating to the control or management of such entity, except for the Management Agreement.

     "Participant" is defined in Section 10.11.2.

     "Partnership (CCIPII) Security Agreement" means the Security Agreement executed and delivered by Cencom Properties and Charter Communications pursuant to Section 5.1.6, substantially in the form of Exhibit E-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Partnership (CPLP) Security Agreement" means the Security Agreement executed and delivered by CPI, Charter Communications and CCIPII pursuant to
Section 5.1.6, substantially in the form of Exhibit E-3 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which any Borrower or any corporation, trade or business that is, along with such Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

     "Percentage" means, relative to any Lender, the percentage set forth opposite its signature hereto or set forth in the then most recent Lender Assignment Agreement executed by such Lender, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11.1.

     "Permitted Disposition" means a sale, disposition or other conveyance of assets by either Borrower in accordance with the terms of clause (b) of Section 7.2.11.

     "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Plan" means any Pension Plan or Welfare Plan.

     "Pole Agreement" means any pole attachment agreement or underground conduit use agreement which was entered into in connection with the operation of any System.

     "Pro-Forma Debt Service" means, for any four consecutive Fiscal Quarters, the sum of

         (a)  Interest Expense for such period;

plus

         (b) all mandatory scheduled principal repayments of the Loans and other Funded Debt scheduled to be made by the Borrowers during such period, including principal reductions of the Loans scheduled to be made and resulting from the operation of Section 2.2.2;

plus

         (c) the amount of all management fees, financial advisory fees and any other similar fees scheduled to be paid by the Borrowers during such period.

     "Pro-Forma Debt Service Ratio" means, at any time, for the four consecutive Fiscal Quarters subsequent to such time, the ratio of

         (a) Annualized Operating Cash Flow in respect of the last Fiscal Quarter prior to such time to

         (b)  the amount of Pro-Forma Debt Service for such period.

     "Quarterly Payment Date" means the last day of each March, June, September and December or, if any such day is not a Business Day, the next succeeding Business Day.

     "Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or any similar arrangement designed to hedge the risk of variable interest rate volatility, between either Borrower and one or more of the Agent, the Lenders or an Affiliate thereof, as such agreement or arrangement may be modified, supplemented and in effect from time to time.

     "Release" means a "release", as such term is defined in CERCLA.

     "Required Lenders" means, at any time, Lenders holding at least 66-2/3% of the then aggregate outstanding principal amount of the Notes then held by the Lenders or, if no such principal amount is then outstanding, Lenders having at least 66-2/3% of the Commitments.

     "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

     "Security Agreement" means, as the context may require, the Borrowers Security Agreement, the Partnership (CCIPII) Security Agreement or the Partnership (CPLP) Security Agreement, substantially in the form of Exhibit E-1, E-2 or E-3 hereto, respectively, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Solvency Certificate" means a Solvency Certificate, substantially in the form of Exhibit L hereto, duly executed and delivered by the chief financial or other senior financial or accounting Authorized Officer with a title of Vice President or higher of the general partner of each Borrower.

     "Stated Maturity Date" means December 31, 2002.

     "Subordination Agreement" means, collectively, (a) the Subordination Agreement to be executed and delivered by an Authorized Officer of each of CPI and CPLP, and (b) the Subordination Agreement to be executed and delivered by an Authorized Officer of Cencom Properties and CCIPII, in each case pursuant to Section 5.1.7 and in substantially the form of Exhibit J, as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Subscriber Report" of either Borrower means a report, substantially in the form of the monthly operating report of such Borrower previously delivered to the Agent and referred to in clause (d) of

Section 6.25, a copy of which is attached as Exhibit I-1 or I-2 hereto, completed by such Borrower with appropriate insertions.

          "Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person, and also includes any partnership interest in any Person.

          "System or Systems" means the assets constituting a cable television or SMATV system (including all related licenses, Franchises and permits issued under federal, state or local laws from time to time, and all Pole Agreements, utility easements and all other property owned or used in connection with the entertainment and services provided pursuant to, and all interest of either Borrower to receive revenues from, or pursuant to, said licenses, Franchises and permits) owned by such Borrower and serving subscribers within a geographical area covered by one or more Franchises from the same head end facility or by two or more head end facilities.

          "Taxes"  is defined in Section 4.6.

          "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

          "U.C.C." means the Uniform Commercial Code as in effect from time to time in the State of New York.

          "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

          "Welfare Plan"  means a welfare plan, as such term is defined in section 3(1) of ERISA.

          SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Note, Borrowing Request, Continuation/Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

          SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

          SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles ("GAAP") applied in the preparation of the financial statements referred to in
Section 6.5.

                                 ARTICLE II

                             COMMITMENTS, LOANS,
                       BORROWING PROCEDURES AND NOTES

          SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Loans pursuant to the Commitments described in this Section 2.1.

          SECTION 2.1.1. Loan Commitment. From time to time on any Business Day occurring on and after the Closing Date and prior to the Commitment Termination Date, each Lender agrees to make Loans (relative to such Lender, its "Loans") to the Borrowers equal to such Lender's Percentage of the aggregate amount of the Borrowing of the Loans requested by such Borrower to be made on such day, provided that, in any event, (a) the aggregate principal amount of all Loans permitted to be borrowed by CPLP shall not exceed $7,500,000 at any one time outstanding and (b) at such time, if any, as either Borrower has sold or otherwise transferred all or substantially all of its assets, such Borrower shall immediately cease to have the right to borrow under this Agreement. The Commitment of each Lender described in this Section 2.1.1 is herein referred to as its "Loan Commitment". On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow the Loans.

         SECTION 2.1.2. Lenders Not Required to Make the Loans. No Lender shall be required to make any Loan if, after giving effect thereto, the aggregate outstanding principal amount of all the Loans

                 (a)  of all the Lenders would exceed the Commitment Amount; or

                 (b) of such Lender would exceed such Lender's Percentage of the Commitment Amount.

          SECTION 2.2. Reduction of the Commitment Amounts. The Commitment Amount is subject to reduction from time to time pursuant to this Section 2.2.

          SECTION 2.2.1. Optional. The Borrowers may, from time to time on any Business Day occurring after the time of the initial Borrowing hereunder, voluntarily reduce the unused amount of the Commitment Amount; provided, however, that all such reductions shall require at least three Business Days' prior notice to the Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $500,000 and in an integral multiple of $100,000.

          SECTION 2.2.2. Mandatory. (a) On each date set forth below, the Commitment Amount shall, without any further action, automatically and permanently be reduced by the amount set forth opposite each reduction date below:

                                                         Dollar
         Reduction Date                                Reduction
         --------------                                ---------
         March 31, 1999                                 $800,000
         June 30, 1999                                  $800,000
         September 30, 1999                             $800,000
         December 31, 1999                              $800,000
         March 31, 2000                                 $800,000
         June 30, 2000                                  $800,000
         September 30, 2000                             $800,000
         December 31, 2000                              $800,000
         March 31, 2001                                 $800,000
         June 30, 2001                                  $800,000

         September 30, 2001                             $800,000
         December 31, 2001                              $800,000
         March 31, 2002                               $1,600,000
         June 30, 2002                                $1,600,000
         September 30, 2002                           $1,600,000
         December 31, 2002                            $1,600,000

provided, however, that, in any event, the Commitment Amount on the Commitment Termination Date shall be zero. Reductions of the Commitment Amount made pursuant to Section 2.2.1 and/or clause (b) or clause (c) of this Section 2.2.2 shall be applied to diminish the amount of scheduled reductions to such Commitment Amount thereafter becoming effective pursuant to this Section, in the inverse order of scheduled occurrence. Each such reduction in the Commitment Amount shall be permanent and automatic.

          (b) The Commitment Amount shall, concurrently with the receipt by either Borrower of any Net Disposition Proceeds, Casualty Proceeds, Net Equity Proceeds or Net Issuance Proceeds, as the case may be, be reduced by an aggregate amount equal to 100% of such Net Disposition Proceeds, 100% of such Casualty Proceeds, 100% of such Net Equity Proceeds or 100% of such Net Issuance Proceeds, as the case may be; provided, however, that the Commitment Amount shall not be reduced by the amount of any Casualty Proceeds received by such Borrower under this clause (b) so long as (i) (A) such Borrower informs the Agent no later than 30 days following the occurrence of the Casualty Event resulting in such Casualty Proceeds of its good faith intention to apply such Casualty Proceeds to the rebuilding or replacement of the property which was the subject of such Casualty Event, and (B) such Casualty Proceeds are in fact applied to rebuild or replace such damaged, destroyed or condemned property within 180 days following the receipt of such Casualty Proceeds, and (ii) no Default shall have occurred and be continuing. Each such reduction in the Commitment Amount shall be permanent and automatic.

          (c) The Commitment Amount shall, 120 days after the end of each Fiscal Year ending on or after December 31, 1998, be reduced by an aggregate amount equal to 50% of Excess Cash Flow for such Fiscal Year. Each such reduction in the Commitment Amount shall be permanent and automatic.

          SECTION 2.3. Borrowing Procedure. By delivering a Borrowing Request to the Agent on or before 10:00 a.m. (New York time) on a Business Day, either Borrower may from time to time irrevocably request, on not less than three nor more than five Business Days' notice, that a Borrowing be made in a minimum amount of $100,000 and an integral multiple of $100,000 or in the unused amount of the applicable Commitment. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request (provided that the Borrowing made on the Closing Date shall be comprised solely of Base Rate Loans). On or before 11:00 a.m. (New York time) on such Business Day each Lender shall deposit with the Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Agent shall make such funds available to the applicable Borrower by wire transfer to the accounts such Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

          SECTION 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Agent on or before 10:00 a.m. (New York time) on a Business Day, either Borrower may from time to time irrevocably elect, on not less than three nor more than five Business Days' notice that all, or any portion in an aggregate minimum amount of $500,000 and an integral multiple of $100,000, of any Loans be, in the case of Base Rate Loans, converted into LIBO Rate Loans or, in the case of LIBO Rate Loans, be converted into a Base Rate Loan or continued as a LIBO Rate Loan (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate

Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, and (y) such Borrower shall not request that any portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

          SECTION 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of each Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, each Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office's interbank eurodollar market.

          SECTION 2.6. Notes. Each Lender's Loans under a Commitment shall be evidenced by a Note payable by each Borrower, jointly and severally, to the order of such Lender in a maximum principal amount equal to such Lender s Percentage of the original applicable Commitment Amount. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrowers absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Borrower or any other Obligor.


                                  ARTICLE III

                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

          SECTION 3.1.  Repayments and Prepayments; Application.

          SECTION 3.1.1. Repayments and Prepayments. Each Borrower shall, jointly and severally, repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefor. Prior thereto, such Borrower

           (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that

             (i) any such prepayment of the Loans shall be made pro rata among the Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Loans;

             (ii) such Borrower shall pay any breakage costs caused thereby pursuant to Section 4.4 if such prepayment of any LIBO Rate
         Loan is made on any day other than the last day of the Interest Period for such Loan;

             (iii) all such voluntary prepayments shall require at least three but no more than five Business Days' prior written notice to the Agent; and

             (iv) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $500,000 and an integral multiple of $100,000 and, in the case of Base Rate Loans, in a aggregate minimum amount of $500,000 and an integral multiple of $100,000; and

           (b) shall, on each date when any reduction in the Commitment Amount shall become effective, including pursuant to Section 2.2, make a mandatory prepayment of all Loans in an aggregate amount equal to the excess, if any, of the aggregate, outstanding principal amount of all Loans over the Commitment Amount as so reduced.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No voluntary prepayment of principal of any Loans shall cause a reduction in the Commitment Amount.

          SECTION 3.1.2. Application. Each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, to the principal amount thereof being maintained as LIBO Rate Loans (with such application to earliest maturing LIBO Rate Loans first).

          SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this
Section 3.2.

          SECTION 3.2.1. Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the applicable Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

           (a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and

           (b) on that portion maintained from time to time as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

          SECTION 3.2.2. Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), after any other monetary Obligation of either Borrower shall have become due and payable, and after the date any other Event of Default shall have occurred (and so long as such Event of Default shall be continuing), the Borrowers shall, jointly and severally, pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the rate otherwise applicable to such Loan plus a margin of 2.0%.

          SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

           (a)  on the Stated Maturity Date therefor;

           (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan with respect to the amount so paid or prepaid;

           (c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the date of the initial Borrowing hereunder;

           (d) with respect to LIBO Rate Loans, the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, at the end of each three month period occurring during such Interest Period);

           (e) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

           (f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

          SECTION 3.3. Fees. The Borrowers agree, jointly and severally, to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

          SECTION 3.3.1. Upfront Fee. The Borrowers agree, jointly and severally, to pay on the Closing Date to the Agent for the account of each Lender having a Commitment on the Closing Date, an upfront fee as set forth in the Agent's Fee Letter.

          SECTION 3.3.2. Commitment Fee. The Borrowers agree, jointly and severally, to pay to the Agent for the account of each Lender having an outstanding Commitment, for the period (including any portion thereof when any of its Commitments are suspended by reason of such Borrower's inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the final Commitment Termination Date, a commitment fee at the rate of 0.375% per annum on such Lender's Percentage of the sum of the average daily unused portion of the Commitment Amount. Such commitment fees shall be payable by the Borrowers, jointly and severally, in arrears on each Quarterly Payment Date, commencing with the first such day following the Effective Date, and on the Commitment Termination Date.


                                 ARTICLE IV

                   CERTAIN LIBO RATE AND OTHER PROVISIONS

          SECTION 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrowers and the Lenders, be conclusive and binding on each Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of all Lenders to make, continue, maintain or convert any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Agent that the circumstances causing such suspension no longer exist, and all LIBO Rate Loans shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

          SECTION 4.2. Deposits Unavailable. If the Agent shall have determined that

           (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to CIBC in its relevant market; or

           (b) by reason of circumstances affecting CIBC's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans,

then, upon notice from the Agent to the Borrowers and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

         SECTION 4.3. Increased LIBO Rate Loan Costs, etc. The Borrowers agree, jointly and severally, to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans. Such Lender shall promptly notify the Agent and the Borrowers in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on each Borrower.

         SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

           (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section
      3.1 or otherwise;

           (b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor; or

           (c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/ Conversion Notice therefor,

then, upon the written notice of such Lender to the Borrowers (with a copy to the Agent), the Borrowers shall, within five days of their receipt thereof, jointly and severally, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on each Borrower.

         SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Commitments, participation in the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrowers, the Borrowers shall, jointly and severally, immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on each Borrower. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it shall deem applicable.

         SECTION 4.6. Taxes. All payments by the Borrowers of principal of, and interest on, the Loans and all other amounts payable hereunder (including fees) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will, jointly and severally,

           (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

           (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

           (c) pay to the Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent or any Lender with respect to any payment received by the Agent or such Lender hereunder, the Agent or such Lender may pay such Taxes and the Borrowers will, jointly and severally, promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted.

         If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrowers shall, jointly and severally, indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 4.6, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrowers.

         Upon the request of the Borrowers or the Agent, each Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments under the Notes, execute and deliver to the Borrowers and the Agent, on or about the first scheduled payment date in each Fiscal Year, one or more (as the Borrowers or the Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes.

          SECTION 4.7. Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrowers pursuant to this Agreement, the Notes or any other Loan Document shall be made by the Borrowers to the Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m. (New York time) on the date due, in same day or immediately available funds, to such account as the Agent shall specify from time to time by notice to the Borrowers. Funds received after that time shall be deemed to have been received by the Agent on the next succeeding Business Day. The Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 365 or, if appropriate, 366 days (or, in the case of interest on (a) a LIBO Rate Loan or (b) a Base Rate Loan calculated at the Federal Funds Rate, 360 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

         SECTION 4.8. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 and 4.6) in excess of its pro rata share of payments then or therewith obtained by all Lenders entitled thereto, such Lender shall purchase from the other Lenders such participations in Borrowings made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of

           (a) the amount of such selling Lender's required repayment to the purchasing Lender to

           (b)  total amount so recovered from the purchasing Lender)

of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

           SECTION 4.9. Setoff. Each Lender shall, upon the occurrence of any Default described in clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Lender agrees promptly to notify the Borrowers and the Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

                                  ARTICLE V

                       CONDITIONS TO CREDIT EXTENSIONS

          SECTION 5.1. Initial Borrowing. The obligations of the Lenders to fund the initial Borrowing shall be subject to the prior or concurrent fulfillment of each of the conditions precedent set forth in this Section 5.1 to the satisfaction of the Agent.

          SECTION 5.1.1. Partnership and Corporate Documents, etc. The Agent shall have received

           (a)  from each Borrower, a copy of

                     (i) such Borrower's certificate of limited partnership, certified by the Secretary of State for the state of its organization;

                     (ii) a certificate, dated the Closing Date, of an Authorized Officer of Cencom Properties, in the case of the CCIPII, and CPI, in the case of the CPLP, as to

                                  (A) such Borrower's Organic Documents, as in
                     effect on the date of such certificate;

                                  (B) all action then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Notes and each other Loan
                     Document to be executed by such Borrower; and

                                  (C)  the incumbency and signatures of those
                     Authorized Officers authorized to act with respect to this Agreement, the Notes and each other Loan
                     Document to be executed by such Borrower (upon which certificate the Agent and each Lender may conclusively rely until the Agent shall have received a further certificate canceling or amending such prior certificate, which further certificate shall be reasonably satisfactory to the Agent);

           (b) from each other Obligor, a certificate, dated the Closing Date, of its Secretary or Assistant Secretary as to

                     (i) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it;

                     (ii) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Notes and each other Loan Document executed by it (upon which certificate the Agent and each Lender may conclusively rely until the Agent shall have received a further certificate of the Secretary of such Obligor canceling or amending such prior certificate, which further certificate shall be reasonably satisfactory to the Agent); and

                     (iii) its Organic Documents, as in effect on the date of such certificate; and

           (c) such other documents (certified if requested) as the Agent or the Required Lenders may reasonably request with respect to any matter relevant to this Agreement or the transactions contemplated hereby.

          SECTION 5.1.2. Delivery of Notes. The Agent shall have received, for the account of each Lender, such Lender s Notes duly executed and delivered by each Borrower.

          SECTION 5.1.3.  [INTENTIONALLY OMITTED]

          SECTION 5.1.4. Payment of Outstanding Indebtedness, etc. All Indebtedness identified in Item 7.2.2(b) ("Indebtedness to be Paid") of the Disclosure Schedule, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full; and the Agent shall have received executed copies of proper Uniform Commercial Code Form UCC-3 termination statements necessary to release all Liens and other rights of any Person (i) in any collateral described in the Borrowers Security Agreement previously granted by any Person, and (ii) securing any of the Indebtedness identified in Item 7.2.2(b) ("Indebtedness to be Paid") of the Disclosure Schedule, together with such termination document from such other lenders and such other Uniform Commercial Code Form UCC-3 termination statements or similar documents as the Agent may reasonably request from the Borrowers.

          SECTION 5.1.5. Holdings Pledge Agreement. The Agent shall have received executed counterparts of the Holdings Pledge Agreement, duly executed by CC II and CC III, dated as of the Closing Date, together with the certificates evidencing all of the issued and outstanding shares of CPI and Cencom Properties, all of which shares shall be pledged pursuant to the Holdings Pledge Agreement, which certificates shall in each case be accompanied by undated stock powers duly executed in blank, or, if any securities pledged pursuant to the Holdings Pledge Agreement are uncertificated securities, confirmation and evidence satisfactory to the Agent that the security interest in such uncertificated securities has been transferred to and perfected by it for the benefit of the Lenders in accordance with Section 8-313 and Section 8-321 of the Uniform Commercial Code, as in effect in the State of New York.

          SECTION 5.1.6. Security Agreements. The Agent shall have received executed counterparts of the Borrowers Security Agreement, duly executed and delivered by the Borrowers, the Partnership (CCIPII) Security Agreement, duly executed and delivered by the parties thereto and the Partnership (CPLP) Security Agreement, duly executed and delivered by the parties thereto, each dated as of the Closing Date, together with

           (a) acknowledgment copies of properly filed Uniform Commercial Code financing statements (Form UCC-1), dated a date reasonably near to the Closing Date (or such other evidence of filing as may be acceptable to the Agent), or, if acceptable to the Agent, Uniform Commercial Code financing statements suitable for filing, naming each grantor under the Borrowers Security Agreement, the Partnership (CCIPII) Security Agreement and the Partnership (CPLP) Security Agreement, as the debtors and the Agent as the secured party, or other similar instruments or documents, filed or, if acceptable to the Agent, suitable for filing, under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the security interest of the Agent pursuant to the Borrowers Security Agreement, the Partnership (CCIPII) Security Agreement and the Partnership (CPLP) Security Agreement;

           (b)  executed copies of proper Uniform Commercial Code Form
          UCC-3 termination statements and other suitable instruments or documents, if any, necessary to release and/or, in the Agent s discretion, assign all Liens and other rights of any Person (other than Liens permitted under Section 7.2.3)

                     (i) in any collateral described in the Borrowers Security Agreement, the Partnership (CCIPII) Security Agreement and the Partnership (CPLP) Security Agreement previously granted by any Person, and

                     (ii)  securing any of the Indebtedness identified in
                Item 7.2.2(b) (Indebtedness to be Paid ) of the Disclosure Schedule,
         together with such other Uniform Commercial Code Form UCC-3 termination statements or other suitable instruments or documents as the Agent may reasonably request from such Obligors; and

           (c)  copies of Uniform Commercial Code Requests for
         Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name each Obligor that is a grantor under the Borrowers Security Agreement, the Partnership (CCIPII) Security Agreement or the Partnership (CPLP) Security Agreement (under their respective present name and any previous names), as the debtor and which are filed in the jurisdictions in which filings were made pursuant to clause (a) above, together with copies of such financing statements (none of which (other than those described in clause (a), if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements described in clause (a)) shall cover any collateral described in the Borrowers Security Agreement, the Partnership (CCIPII) Security Agreement or the Partnership (CPLP) Security Agreement, except for such financing statements as to which the Liens thereunder are released by the Uniform Commercial Code Form UCC-3 statements delivered pursuant to the preceding clause (b) or permitted under Section 7.2.3), together with recent tax and judgment searches with respect to such Obligors.

         SECTION 5.1.7. Subordination Agreement. The Agent shall have received counterparts of the Subordination Agreement dated as of the Closing Date and duly executed and delivered by CPI or Cencom Properties, as the case may be, and the applicable Borrower.

         SECTION 5.1.8. Closing Date Certificate. The Agent shall have received the Closing Date Certificate, dated the Closing Date and duly executed by an Authorized Officer of each Borrower, in which such Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties made as of such date under this Agreement, and, at the time such certificate is delivered, such statements shall in fact be true and correct. All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance satisfactory to the Agent.

         SECTION 5.1.9. Opinion of Counsel. The Agent shall have received an opinion, dated the Closing Date and addressed to the Agent and each Lender, from Paul, Hastings, Janofsky & Walker LLP, counsel to the Obligors, substantially in the form of Exhibit K hereto.

         SECTION 5.1.10. Insurance. The Agent shall have received satisfactory evidence of insurance maintained and in effect on the Effective Date, certified by an Authorized Officer of the each Borrower, together with an insurance broker's certificate confirming each Borrower maintains customary coverages as well as coverages which satisfy the requirements of the Loan Documents.

         SECTION 5.1.11.  [INTENTIONALLY OMITTED]

         SECTION 5.1.12. Solvency Certificate. The Agent shall have received the Solvency Certificate, executed and delivered by the chief financial officer of each Borrower and dated the Closing Date.

         SECTION 5.1.13. Pro Forma Compliance Certificate. The Agent shall have received, with counterparts for each Lender, an initial Compliance Certificate, dated the Closing Date and computed on a pro forma basis as if the initial Borrowing had been made and the Distribution had been consummated, which shall also include, among other things, a calculation of the Leverage Ratio, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or other senior financial or accounting Authorized Officer with a title of Vice President or higher of the general partner of each Borrower.

         SECTION 5.1.14. Closing Fees, Expenses, etc. The Agent and the Lenders shall have received all fees due and payable on or before the Closing Date and all reasonable costs and expenses (including legal fees and expenses to the Agent) due and payable pursuant to Sections 3.3 and 10.3, to the extent then invoiced.

         SECTION 5.2. All Borrowings. The obligation of each Lender to make any Borrowing (including the initial Borrowing) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.



         SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Borrowing (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct:

                 (a) the representations and warranties set forth in Article VI (excluding, however, those contained in Section 6.7) and in each other Loan Document shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an early date, in which case such representations and warranties shall be true and correct as of such earlier date).

                 (b) except as disclosed by the Borrowers to the Agent and the Lenders pursuant to Section 6.7,

                          (i) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of either Borrower, threatened against such Borrower which might have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, the Notes, any material Franchise or any other Loan Document; and

                          (ii) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 which might have a Material Adverse Effect; and

                 (c) no Default shall have then occurred and be continuing, and neither Borrower nor any other Obligor is in violation in any material respect of any law or governmental regulation or court order or decree.

         SECTION 5.2.2. Borrowing Request. The Agent shall have received a Borrowing Request. The delivery of a Borrowing Request and the acceptance by the applicable Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

         SECTION 5.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of either Borrower or any other Obligor shall be satisfactory in form and substance to the Agent and their counsel; the Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Agent or its counsel may reasonably request.

                                 ARTICLE VI

                       REPRESENTATIONS AND WARRANTIES

          In order to induce the Lenders and the Agent to enter into this Agreement and to make Borrowings hereunder, each Borrower represents and warrants unto the Agent and each Lender as set forth in this Article VI.

          SECTION 6.1. Organization, etc. Each Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware having, in the case of CCIPII, Cencom Properties as its sole general partner, and in the case of CPLP, CPI as its sole general partner. Each Borrower has the partnership power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted. Each Borrower is duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses requires such qualification or authorization.

          SECTION 6.2.  Due Authorization, Non-Contravention, Validity, etc.
(a) Each Borrower has the partnership power and has taken all necessary partnership action (and their respective general partners have taken all necessary corporate action) to authorize it to borrow hereunder, to execute, deliver and perform this Agreement, the Notes and each of the other Loan Documents to which it is a party in accordance with their respective terms, to grant the Liens provided for in the Loan Documents, to make the Distribution, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Borrower and is, and each of the other Loan Documents to which such Borrower is a party is, a legal, valid and binding obligation of such Borrower enforceable in accordance with its terms, and each Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, be the legal, valid and binding obligation of such Obligor enforceable in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications:

                 (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, and

                 (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of such Borrower).

         (b) The execution, delivery and performance, in accordance with their respective terms, by each Borrower of this Agreement, the Notes and the other Loan Documents to which it is party, the granting of the Liens pursuant to the Loan Documents, the making of the Distribution, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) require any consent or approval not already obtained, (ii) violate any material Applicable Law respecting such Borrower, (iii) conflict with, result in a breach of, or constitute a default (A) under any Organic Document, as amended, of such Borrower, (B) under any Organic Document, as amended, of any other Obligor, (C) under the Licenses or the Management Agreement, or (D) under any material indenture, agreement, order, decree, judgment or other instrument to which such Borrower or any other Obligor is a party or by which it or any of its properties may be bound, including the Pole Agreements, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Borrower except any Liens permitted under Section 7.2.3.

          SECTION 6.3. Government Approval, Regulation, etc. Neither Borrower is required to obtain any consent, approval, authorization, permit or license which has not already been obtained from, or effect any filing or registration which has not already been effected with, any federal, state or local regulatory authority in connection with the execution, delivery and performance of this Agreement or any other Loan Document, the granting of the Liens pursuant to the Loan Documents and the making of the Distribution, and no authorization or approval or other action by, and no notice to or filing with, any Official Body or other Person is required for the due execution, delivery or performance by such Borrower or any other Obligor of this Agreement, the Notes or any other Loan Document to which it is a party. Neither Borrower is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by such Borrower of this Agreement or any other Loan Document to which it is a party nor the issuance of the Notes violates any provision of such Act or requires any consent, approval or authorization of, or registration with, the Securities and Exchange Commission or any other governmental or public body or authority pursuant to any provisions of such
act.   Neither Borrower is a "holding company", or a "subsidiary company" of a
"holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          SECTION 6.4. Security, etc. The security interests granted in the Collateral (as such term is defined in the Holdings Pledge Agreement and each Security Agreement) are valid and are or, upon the filing of Uniform Commercial Code financing statements with respect to the Security Agreements, will be fully perfected security interests in the Collateral securing, in accordance with the respective terms of the Security Agreements and the Holdings Pledge Agreement, the Obligations, and such security interests are subject to no prior Liens, and the Security Agreements and the Holdings Pledge Agreement are enforceable as security for the Obligations in accordance with their respective terms with respect to the Collateral against each Borrower and each other Obligor.

          SECTION 6.5. Financial Information. The audited balance sheets of each Borrower as at December 31, 1996 and December 31, 1995, and the related statements of earnings and cash flow of such Borrower, copies of which have been furnished to the Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended. When furnished to the Agent and the Lenders in accordance with Section 7.1.1 hereof, all copies of the balance sheets and statements of income for each Borrower shall be complete and correct in all material respects and shall present fairly, in accordance with GAAP consistently applied, the financial position of such Borrower on and as at the date thereof and the results of operations for the periods then ended. Each Borrower shall have no material liabilities, contingent or otherwise, other than as disclosed in the financial statements referred to in the preceding sentences for the most recently ended Fiscal Year or quarter, as appropriate, and there shall be no material unrealized losses of such Borrower and no material anticipated losses of such Borrower other than those which have been previously disclosed in writing to the Agent and the Lenders and identified to the Agent and the Lenders as such.

          SECTION 6.6. No Material Adverse Change. Since December 31, 1996, there has been no material adverse change in the business, assets, financial condition, properties, operations or prospects of either Borrower.

          SECTION 6.7. Litigation, Labor Controversies, etc. Except as disclosed in Item 6.7 ("Litigation") of the Disclosure Schedule, there is no labor controversy, action, suit, proceeding or investigation pending against, or, to the best of each Borrower s knowledge, threatened against or in any other manner relating adversely to, such Borrower or any of its properties, including, the Franchises and the Licenses, in any court or before any arbitrator of any kind or before or by any governmental body that (i) calls into question the validity of this Agreement or any other Loan Document, or
(ii) could, if determined adversely to such Borrower, have a Material Adverse Effect.

          SECTION 6.8. Compliance With Laws. Each Borrower is in compliance with all Applicable Laws, non-compliance with which could have a Material Adverse Effect.

          SECTION 6.9. Subsidiaries. Neither Borrower has any Subsidiaries, except that CCIPII has an 84% limited partnership interest in CPLP.

          SECTION 6.10. Ownership of Properties. Each Borrower has good, legal and marketable title to, or a valid leasehold interest in, all of its properties and assets. Neither Borrower has any patents, trademarks, trade names, service marks and copyrights. None of such properties or assets is subject to any Liens, charges or claims, except as permitted pursuant to
Section 7.2.3. Except for financing statements evidencing any Liens permitted under Section 7.2.3, no financing statement under the U.C.C. and no other filing which names a Borrower as debtor or which covers or purports to cover any of the assets of such Borrower is on file in any state or other jurisdiction, and such Borrower has not signed any such financing statement or filing or any security agreement authorizing any secured party thereunder to file any such financing statement or filing. Neither Borrower owns any parcel of real estate with a fair market value in excess of $100,000, except as set forth in Item 6.10 ("Ownership of Properties") of the Disclosure Schedule.

          SECTION 6.11. Taxes. All federal, state and other tax returns of each Borrower required by law to be filed have been duly filed and all federal, state and other taxes, including, withholding taxes, assessments and other governmental charges or levies required to be paid by such Borrower or imposed upon such Borrower or any of its properties, income, profits or assets, which are due and payable, have been paid, except any such (x) the payment of which such Borrower is diligently contesting in good faith by appropriate proceedings, (y) for which adequate reserves have been provided on the books of such Borrower, and (z) as to which no Lien other than as permitted pursuant to
Section 7.2.3 has attached and no foreclosure, distraint, sale or similar proceedings have been commenced. The charges, accruals and reserves on the books of such Borrower in respect of taxes are, in the reasonable judgment of such Borrower, adequate.

          SECTION 6.12. Pension and Welfare Plans. Each Borrower and each of its Plans are in compliance with ERISA and the Code and such Borrower has not incurred any accumulated funding deficiency with respect to any such Plan within the meaning of ERISA or the Code. Each Borrower and each other Person which is affiliated with such Borrower within the meaning of Section 414 of the Code have complied with all requirements of ERISA Sections 601 through 608 and Code Section 4980B. Neither Borrower has made any promises of retirement or other benefits to employees, except as set forth in any Plan. Neither
Borrower has incurred any material liability to the PBGC in connection with any such Plan. The assets of each such Plan which is subject to Title IV of ERISA are sufficient to provide the benefits under such Plan payment of which the PBGC would guarantee if such Plan were terminated, and such assets are also sufficient to provide all other "benefit liabilities" (as defined in ERISA
Section 4001(a)(1b)) due under the Plan upon termination. No Reportable Event has occurred and is continuing with respect to any such Plan. No such Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Plan or any other Plan of either Borrower, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust to the penalty or tax on "prohibited transactions" imposed by Section 502 of ERISA or
Section 4975 of the Code. Neither Borrower is a participant in, nor is such Borrower obligated to make any payment to, any Multiemployer Plan. Except as disclosed in Item 6.12 ("Employee Benefit Plans") of the Disclosure Schedule, neither such Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

          SECTION 6.13.  Environmental Warranties.  Except as set forth in Item
6.13 ("Environmental Matters") of the Disclosure Schedule:

                 (a) all facilities and property (including underlying groundwater) owned or leased by each Borrower have been, and continue to be, owned or leased by such Borrower in material compliance with all Environmental Laws;

                 (b) there have been no past, and there are no pending or threatened

                          (i) claims, complaints, notices or requests for information received by such Borrower with respect to any alleged violation of any Environmental Law, or

                          (ii) complaints, notices or inquiries to such Borrower regarding potential liability under any Environmental Law;

                 (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by such Borrower that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

                 (d) such Borrower has been issued and is in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

                 (e) no property now or previously owned or leased by such Borrower is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

                 (f) to the best of such Borrower's knowledge, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by such Borrower that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

                 (g) to the best of such Borrower's knowledge, such Borrower has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against such Borrower thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                 (h) to the best of such Borrower's knowledge, there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by such Borrower that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect; and

                 (i) to the best of such Borrower's knowledge, no conditions exist at, on or under any property now or previously owned or leased by such Borrower which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law.

          SECTION 6.14. Regulations G, U and X. Each Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulations G, T, U, and X of the F.R.S. Board.

          SECTION 6.15. Accuracy of Information. All information, reports, prospectuses and other papers and data relating to the Borrowers, Charter Communications, Cencom Properties or CPI and furnished by or on behalf of either Borrower, Charter Communications, Cencom Properties or CPI to the Agent and the Lenders, or any of them, were, at the time furnished complete and correct in all material respects to the extent necessary to give the Agent and the Lenders true and accurate knowledge of the subject matter. Notwithstanding the foregoing, with respect to projections of each Borrower's future performance, such representations and warranties are made in good faith and to the best of such Borrower's knowledge. No fact or situation is currently known to either Borrower which has had or which could have a Material Adverse Effect.

          SECTION 6.16. Licenses and Franchises. The Franchises and Licenses have been duly authorized by the grantors thereof and are in full force and effect. Each Borrower is in compliance in all material respects with all of the provisions thereof, and no material default has occurred and is continuing thereunder. True, complete and correct copies of all Franchise Agreements (other than the New London Franchise Agreement) and Licenses have been delivered to the Agent and each Lender as of the Closing Date. Each Borrower has secured all Necessary Authorizations and all such Necessary Authorizations are in full force and effect. Neither any License nor any Necessary Authorization is the subject of any pending or, to the best of such Borrower s knowledge, threatened attack or revocation. Except as set forth in Item 6.16 ("Licenses and Franchises") of the Disclosure Schedule, there is no competitor of any Borrower which is currently overbuilding any territory within the System. No other Franchise, License or Franchise Agreement with respect to the territory covered by any Franchise or License has been granted, nor is any application for such a Franchise, License or franchise agreement pending. Any SMATV System owned and operated by either Borrower is being operated pursuant to a valid and binding agreement for the operation of such SMATV System, and in accordance with Applicable Law. Each Borrower possesses or has the right to use all Franchises, and all copyrights, licenses, trademarks, service marks, trade names or other rights, including licenses and permits granted by the FCC, agreements with public utilities and microwave transmission companies, pole or conduit attachment, use, access or rental agreements and utility easements, that are necessary for the conduct of the Systems of such Borrower.

          SECTION 6.17. Franchises. Item 6.17 ("Franchises") of the Disclosure Schedule hereto contains a true and complete list of all Franchises of each Borrower, all of which (to the knowledge of such Borrower) were lawfully issued pursuant to the rules and regulations of Official Bodies listed on such Item
6.17. The Franchises authorize such Borrower to operate the Systems until the expiration dates listed on such Item 6.17, and no other further approval, filing or other action of any Official Body is or will be necessary or advisable in order to permit such Borrower's operation of the Systems in accordance with the terms thereof, except as set forth in such Item 6.17 of the Disclosure Schedule.

          SECTION 6.18. Agreements with Affiliates; Management Agreement. Except as set forth in the Management Agreement, a true and complete copy of which has been provided to the Agent, neither Borrower has (a) any agreements or binding arrangements of any kind with any Affiliates or (b) any management or consulting agreements of any kind with any third party (including Affiliates).

          SECTION 6.19. Solvency. Both before and immediately after giving effect to any Borrowings requested hereunder and the distributions permitted by the proviso to clause (a) of Section 7.2.6:

                 (a) the fair value of the assets of each Borrower will exceed the total amount of liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Borrower, on a going-concern basis;

                 (b) the present fair salable value (as defined below) of the assets of each Borrower will exceed the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Borrower as they become absolute and matured;

                 (c) each Borrower will be able to pay its debts, including contingent liabilities, as they mature and become due;

                 (d) each Borrower is not, and will not be, engaged in a business for which its capital is, or would be, unreasonably small for its business; and

                 (e) each Borrower has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under this Agreement or any other Loan Document, nor has such Borrower made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Borrower.

For purposes of this Section, the "fair salable value" of such Borrower's assets means the amount which may be realized within a reasonable time, either through collection or sale of such assets at the regular market value, based upon the amount which could be obtained for such assets within such period by a capable and diligent seller from an interested buyer who is willing (but is under no compulsion) to purchase under ordinary selling conditions.

         SECTION 6.20. The Systems. (a) Each Borrower and the Systems owned or to be owned by it are in substantial compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Communications Act of 1934, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, the Copyright Revision Act of 1976, and the rules and regulations of the FCC and the United States Copyright Office, including rules and laws governing system registration, use of aeronautical frequencies and signal carriage, equal employment opportunity, cumulative leakage index testing and reporting, signal leakage, and subscriber privacy. Without limiting the generality of the foregoing:

                 (i) the communities included in the areas covered by the Franchises covering Systems have been registered with the FCC;

                 (ii) all of the annual performance tests on such Systems required under the rules and regulations of the FCC for at least the two year period prior to the date hereof have been performed;

                 (iii) where required, appropriate authorizations from the FCC have been obtained for the use of all aeronautical frequencies in use in such Systems and such Systems are presently being operated in compliance with such authorizations (and all required certificates, permits and clearances from governmental agencies, including the Federal Aviation Administration, with respect to all towers, earth stations, business radios and frequencies utilized and carried by such Systems have been obtained); and

                 (iv) all notices to subscribers of such Systems and such Systems required by the rules and regulations of the FCC have been provided.

          (b) All notices, statements of account, supplements and other documents required under Section 111 of the Copyright Act of 1976 and under the rules of the Copyright Office with respect to the carriage of off- air signals by the Systems owned by such Borrower have been duly filed, and the proper amount of copyright fees have been paid on a timely basis, and each such System qualifies for the compulsory license under Section 111 of the Copyright Act of 1976.

         (c) The carriage of all off-air signals by the Systems owned by such Borrower is permitted by valid transmission consent agreements or by must-carry elections by broadcasters.

          (d) Each Borrower has complied in all material respects with its obligations with regard to protecting the privacy rights of any past or present customers of the Systems owned or to be owned by such Borrower.

          SECTION 6.21. Rate Regulation. Each Borrower has reviewed and evaluated in detail the FCC rules currently in effect (the Rate Regulation Rules") implementing the rate regulation provisions of the Cable Television Consumer Protection and Competition Act of 1992 (the "Rate Regulation Act"). Based upon such review, completion by such Borrower of all applicable worksheets contemplated by the Rate Regulation Rules for each System owned or to be owned by such Borrower:

                 (i) such Systems are in material compliance with the Rate Regulation Act and the Rate Regulation Rules applicable to them; and

                 (ii) no reduction of rates or refunds to subscribers is required thereunder as of the date hereof.

          SECTION 6.22. Absence of Default. The Borrowers and the other Obligors are in compliance in all material respects with all of the provisions of their respective Organic Documents, and no event has occurred or failed to occur (including any matter which could create an Event of Default hereunder by cross-default) which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or with the passage of time or giving of notice or both would constitute, (i) an Event of Default, (ii) a default by either Borrower under any indenture, agreement or other instrument, including the Franchise Agreements and the Pole Agreements, or any judgment, decree or order to which such Borrower is a party or by which such Borrower or any of its properties may be bound or affected, or under any of the Licenses, which has had or could have a Material Adverse Effect or (iii) a default by either Borrower or other Obligor under any Management Agreement.

          SECTION 6.23. Business. The Borrowers are engaged solely in the business of constructing, operating and maintaining the Systems and engaging in other activities relating to the cable television industry.

          SECTION 6.24. Payment of Wages. Each Borrower is in compliance with the Fair Labor Standards Act, as amended, and such Borrower has paid all minimum and overtime wages required by law to be paid to its employees.

          SECTION 6.25. Delivery of Certain Documents. The Borrowers have previously delivered to the Agent true, complete and correct copies of

                 (a) all Licenses of each Borrower in effect as of the Closing Date;

                 (b) all Franchise Agreements of each Borrower in effect as of the Closing Date (other than the Franchise Agreement between CCIPII and the City of New London, Missouri (the "New London Franchise Agreement"); and

                 (c) a fully completed Subscriber Report as of March 31, 1997 of each Borrower.

No Official Body has taken any action to revoke or suspend any License, Franchise Agreement or Pole Agreement.

                                 ARTICLE VII

                                  COVENANTS

          SECTION 7.1. Affirmative Covenants. Each Borrower agrees with the Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, such Borrower will perform the obligations set forth in this Section 7.1.

          SECTION 7.1.1. Financial Information, Reports, Notices, etc. Each Borrower will furnish, or will cause to be furnished, to each Lender and the Agent copies of the following financial statements, reports, notices and information:

                 (a) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year of such Borrower, the balance sheet of such Borrower as of the end of such Fiscal Quarter (including comparisons to the then current budget and to the comparable period for the prior year) and the statement of earnings and cash flow of such Borrower for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (including comparisons to the then current budget and to the comparable period for the prior year);


                 (b) as soon as available and in any event within 120 days after the end of each Fiscal Year of such Borrower, (i) a copy of the annual audit report for such Fiscal Year for such Borrower, including therein the balance sheet of such Borrower as of the end of such Fiscal Year and the statement of earnings and cash flow of such Borrower for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Agent and the Required Lenders by Arthur Andersen & Co. LLP or other "big six" independent certified public accountants, together with a statement of such accountants (A) to the effect that their audit examination has included a review of the terms of this Agreement and the Notes as they relate to accounting matters, (B) as to whether, in connection with their audit examination, any Default has come to their attention and if such a Default has come to their attention, specifying the nature and period of existence thereof, and (C) that such accountants have authorized such Borrower to deliver such financial statements and opinion thereon to the Agent and the Lenders pursuant to this Agreement; and (ii) the unaudited balance sheet of such Borrower on a state-by-state basis as at the end of such Fiscal Year and the related statement of income for each such state grouping, which shall be certified by the chief financial or other senior financial or accounting Authorized Officer with a title of Vice President or higher of Cencom Properties, in the case of CCIPII and CPI, in the case of CPLP, to be, in his or her opinion, complete and correct in all material respects and to present fairly, in accordance with GAAP consistently applied, the financial position of such state grouping as at the end of such period and the results of operations for such period;

                 (c) concurrent with the delivery of any financial statements pursuant to clause (a) or (b) above, a Compliance Certificate, executed by the chief financial or other senior financial accounting Authorized Officer with a title of Vice President or higher of such Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Agent) compliance with the financial covenants set forth in Sections 7.2.4, 7.2.7 and 7.2.11;

                 (d) as soon as possible and in any event within ten days after the occurrence of each Default, a statement of the chief financial or or other senior financial accounting Authorized Officer with a title of Vice President or higher of the general partner of such Borrower setting forth details of such Default and the action which such Borrower has taken and proposes to take with respect thereto;

                 (e) as soon as possible and in any event within ten days after (i) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in
           Section 6.7 or (ii) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 6.7, notice thereof and copies of all documentation relating thereto;

                 (f) promptly after the filing thereof, copies of all reports and registration statements which such Borrower files with the Securities and Exchange Commission or any national securities exchange;

                 (g) immediately upon becoming aware of the institution of any steps by such Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that such Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by such Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of such Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

                 (h) notice to the Agent promptly following the issuance or adoption after the date of this Agreement of any federal, state or local statute, regulation or ordinance or judicial or administrative order limiting or controlling the operations of such Borrower which might have a Material Adverse Effect except for any statute, regulation or order affecting the cable and communications industry in general, together with a copy of such statute, regulation, ordinance or judicial or administrative order;

                 (i) promptly, and in any event within 60 days after the beginning of each Fiscal Year, quarterly cash flow, income statement and capital expenditure budgets, in addition to a budget for anticipated subscriber growth, in each case for the current Fiscal Year, each in reasonable detail satisfactory to the Agent and certified by an Authorized Officer of such Borrower;

                 (j) as soon as practicable, and in any event within 45 days after the end of each calendar month, a Subscriber Report;

                 (k) promptly upon the occurrence thereof, notice of (i) any lapse or other termination of any License, Franchise or other authorization issued to such Borrower by any Official Body, (ii) any refusal by any Official Body to renew or extend any such License, Franchise or other authorization (unless such Borrower is still in the process of negotiating the terms of an extension of such License, Franchise or other authorization, and has a good faith expectation that such License, Franchise or authorization will be renewed or extended), or (iii) any dispute between such Borrower and any Official Body which may have a Material Adverse Effect;

                 (l) promptly upon their becoming available to such Borrower, a copy of (i) any periodic or special report filed by such Borrower with the FCC or any governmental authority succeeding to any of its functions or with any state or local authority regulating Systems if
          (A) such report indicates any material change in the business, operations or financial condition of such Borrower, or (B) a copy thereof is requested by a Lender and (ii) any material notice or other material communication from the FCC or any governmental authority succeeding to any of its functions or from any state or local regulatory authority which specifically relate to the operation of the Systems, including all amendments or renewals of Necessary Authorizations;

                 (m) promptly upon receipt thereof, copies of all reports, if any, submitted to such Borrower in connection with an audit of such Borrower by such Borrower s independent public accountants, including any management report prepared in connection with the annual audit referred to in clause (b) above;

                 (n) at least five Business Days prior to the consummation of any asset sale permitted under clause (b) of Section 7.2.11, a certificate from the chief financial or other senior financial or accounting Authorized Officer with a title of Vice President or higher of the general partner of the applicable Borrower setting forth in reasonable detail the assets to be sold and the Annualized Operating Cash Flow of the remaining assets of the Borrowers; and

                 (o) such other information respecting the condition or operations, financial or otherwise, of such Borrower as any Lender through the Agent may from time to time reasonably request.

          SECTION 7.1.2. Maintenance of Existence; Compliance with Laws, etc. Each Borrower will:

                 (a) preserve and maintain its existence in the state of its formation; and

                 (b) comply in all material respects with the requirements of all Applicable Law, including

                          (i) the requirements of the Fair Labor Standards Act, as amended, including the provisions of such act relating to the payment of minimum and overtime wages as the same may become due from time to time; and

                          (ii) the payment and discharge all taxes, including withholding taxes, assessments and governmental charges or levies required to be paid by it or imposed upon it or its income or profits or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien or charge upon any of its properties; except that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge other than a Lien permitted under
                 Section 7.2.3 and no foreclosure, distraint, sale or similar proceedings shall have been commenced. Each Borrower shall timely file all information returns required by federal, state or local tax authorities.

          SECTION 7.1.3. Maintenance of Licenses. Each Borrower will preserve and maintain its rights, franchises, licenses and privileges, including the Licenses and Franchises (to the extent required to prevent the occurrence of a Default under Section 8.1.11), all material Pole Agreements, and all other Necessary Authorizations.

          SECTION 7.1.4. Conduct of Business; Maintenance of Necessary Authorizations. Each Borrower will (a) engage solely in the business of constructing, maintaining and operating the System and of investing in other cable television systems and SMATV Systems and engaging in other activities relating to the cable television industry; (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses requires such qualification or authorization; and (c) do all things reasonably necessary to renew, extend and continue in effect all Necessary Authorizations which may at any time and from time to time be necessary to operate and own the Systems and other assets of such Borrower in compliance with all applicable laws and regulations.

         SECTION 7.1.5. Maintenance of Properties. Each Borrower will maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted) all properties used in its business (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto.

         SECTION 7.1.6.  Insurance.  Each Borrower will

                 (a) maintain or cause to be maintained with insurance companies of nationally recognized standing insurance coverage in at least such amounts and against at least such risks as insurance coverage evidenced by the certificates of insurance delivered pursuant to Section 5.1.10 of the Credit Agreement; and

                 (b) require that each insurance policy provide for at least thirty (30) days prior written notice to the Agent of any termination of or proposed cancellation or nonrenewal of such policy, and that each insurance policy insuring assets pledged to the Agent and the Lenders as Collateral for the obligations name the Agent as additional named loss payee to the extent of the Obligations secured by such assets. All such amounts paid in respect of any such policy directly to the Agent shall, provided no Default then exists, be applied to the prepayment of the Obligations or the rebuilding or repairing of the portion of the System giving rise to the payment of insurance benefits, as such Borrower may elect; otherwise, such amounts shall be applied by the Agent, (i) prior to the acceleration of the Loans, as provided in Section 8.2 or 8.3 or, if the Required Lenders so elect, to the prepayment of the Obligations or to the rebuilding or repairing of the portion of the System giving rise to the payment of insurance benefits, and any balance thereof remaining after payment in full of the Obligations shall be paid to such Borrower or as otherwise required by law, and (ii) after the acceleration of the Loans, as provided under Section 8.2 or 8.3.

         SECTION 7.1.7. Books and Records; Accounting Method. (a) Each Borrower will keep books and records which accurately reflect all of its business affairs and transactions and permit representatives of the Agent and the Lenders, upon prior notice, to (a) visit and inspect the properties of such Borrower at all reasonable times, (b) inspect and (at the expense of such Borrower) make extracts from and copies of its books and records, and (c) discuss with the principal officers of the Cencom Properties, in the case of CCIPII and CPI, in the case of CPLP, the manager and the independent public accountant of such Borrower (and such Borrower hereby authorizes such independent public accountant to discuss such Borrower s financial matters with each Lender or its representatives whether or not any representative of such Borrower is present), its business, assets, liabilities, financial position, results of operations and business prospects. Each Borrower shall pay any fees of such independent public accountant incurred in connection with the Agent s or any Lender s exercise of its rights pursuant to this Section.

         (b) Each Borrower will maintain a system of accounting established and administered in accordance with GAAP consistently applied, keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles, and keep accurate and complete records of its properties and assets. Each Borrower will maintain a Fiscal Year ending on December 31.

         SECTION 7.1.8.  Environmental Covenant.  Each Borrower will

                 (a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

                 (b) immediately notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws; and

                 (c) provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this Section 7.1.8.

         SECTION 7.1.9. Additional Collateral. Each Borrower shall cause the Agent and the Lenders to have at all times a first priority perfected security interest (unless otherwise agreed to by the Required Lenders) in all of the assets of such Borrower, including Franchises and Licenses (to the extent permitted by law) and any personal or material real property acquired by such Borrower after the Effective Date. Without limiting the generality of the foregoing, such Borrower shall deliver to the Agent all assets for which possession by the Agent is required for perfection of such security interest, and shall execute, deliver and/or file (as applicable), or cause to be executed, delivered and/or filed (as applicable), the Holdings Pledge Agreement, each Security Agreement, Uniform Commercial Code (Form UCC-1) financing statements, Uniform Commercial Code (Form UCC-3) termination statements, and other documentation necessary to grant and perfect such security interest, in each case in form and substance satisfactory to the Agent.

         SECTION 7.1.10. Use of Proceeds. The Borrowers shall apply no more than $9,500,000 of the proceeds of the Borrowings made on the Closing Date to the Distribution. The Borrowers shall apply the proceeds of Loans made on or after the Closing Date, to the extent permitted hereunder, for working capital, capital expenditure and other general corporate purposes (including the payment of all reasonable closing fees and expenses). Without limiting the foregoing, no proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any "margin stock", as defined in F.R.S. Board Regulation U.

         SECTION 7.1.11. Payment of Indebtedness; Loans. Subject to any provisions regarding subordination herein or in any other Loan Document, each Borrower will pay any and all of its Indebtedness when and as it becomes due, other than amounts diligently disputed in good faith.

         SECTION 7.1.12. Management. The Borrowers will obtain and maintain management services for the operation of the Systems under the terms of their respective Management Agreements.

         SECTION 7.1.13. Interest Rate Hedging. Each Borrower shall enter into one or more Rate Protection Agreements which fix or place a limit on such Borrower s interest obligations hereunder or under the Notes in an aggregate principal amount of not less than fifty percent (50%) of the Commitment Amount within 90 days of the Closing Date, such Rate Protection Agreements to provide such interest rate protection for a weighted average period of not less than two (2) years from the date of such Rate Protection Agreement. All obligations of each Borrower to the Agent or any Lender or any affiliate of any of them, pursuant to any Rate Protection Agreement, shall rank pari passu with the other Obligations.

         SECTION 7.1.14. Delivery of the New London Franchise Agreement. The Borrowers shall deliver to the Agent and each other Lender no later than 45 days following the Closing Date a copy of the New London Franchise Agreement certified to be true, correct and complete by an Authorized Officer of CCIPII.

         SECTION 7.2. Negative Covenants. Each Borrower agrees with the Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, such Borrower will perform the obligations set forth in this Section 7.2.

         SECTION 7.2.1. Business Activities. Neither Borrower will engage in any business activity, except those described in Section 7.1.4 and such activities as may be incidental or related thereto.

         SECTION 7.2.2. Indebtedness. Neither Borrower will create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

                 (a) the Indebtedness in respect of the Loans and other Obligations;

                 (b) until the date of the initial Borrowing, Indebtedness identified in Item 7.2.2(b) ("Indebtedness to be Paid") of the Disclosure Schedule;

                 (c) Indebtedness existing as of the Effective Date which is identified in Item 7.2.2(c) ("Ongoing Indebtedness") of the Disclosure Schedule;

                 (d) Accrued but unpaid management fees and any interest thereon due pursuant to the Management Agreement, subject to the terms of the Charter Communications Subordination Agreement;

                 (e) Indebtedness arising under payment and performance bonds and letters of credit issued for such Borrower s account in the ordinary course of such Borrower's business in favor of the grantors of the Licenses and the Pole Agreements, in an aggregate amount not to exceed $500,000;

                 (f) Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding which is incurred by the Borrowers to vendors of any assets permitted to be acquired pursuant to Section 7.2.7 to finance its acquisition of such assets and/or for Capitalized Lease Liabilities;

                 (g) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding any Indebtedness of the type described in clauses (a), (b),
         (c) and (f) of the definition of Indebtedness); and

                 (h) other Indebtedness of such Borrower in an aggregate amount not to exceed $500,000 at any one time outstanding;

provided, however, that no Indebtedness otherwise permitted by clause (d), (e),
(f), (g) or (h) shall be permitted if, after giving effect to the incurrence thereof, any Default shall have occurred and be continuing.

         SECTION 7.2.3. Liens. Neither Borrower will create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                 (a) the Liens securing payment of the Obligations, granted pursuant to any Loan Document;

                 (b) until the date of the initial Borrowing, the Liens securing payment of the Indebtedness of the type permitted and described in clause (b) of Section 7.2.2;

                 (c) the Liens granted prior to the Effective Date to secure payment of the Indebtedness of the type permitted and described in clause (c) of Section 7.2.2;

                 (d) the Liens granted to secure payment of the Indebtedness of the type permitted and described in clause (f) of Section 7.2.2 and covering only those assets acquired with the proceeds of such Indebtedness;

                 (e) (i) Liens on real estate for real estate taxes not yet delinquent, and (ii) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                 (f) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                 (g) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                 (h) restrictions on the transfer of assets imposed by any of the Licenses as presently in effect or by the Federal Communications Act of 1934 and any regulations thereunder;

                 (i) easements, rights-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of either Borrower or to the ownership of its properties which were not incurred in connection with the Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Borrower;

                 (j) Liens in favor of utility companies granted in connection with Pole Agreements; and

                 (k) other Liens securing Indebtedness in an amount not to exceed $1,000,000 in the aggregate.

         SECTION 7.2.4.  Financial Condition.  The Borrowers will not permit:

                 (a) the Leverage Ratio at any time, for the then most recently completed Fiscal Quarters, to exceed the ratio set forth opposite such Fiscal Quarter as set forth below:

                                              Leverage
              Fiscal Quarter                    Ratio
              --------------                ------------
              [S]                                 [C]
              March 31, 1997                      4.00:1
              June 30, 1997                       4.00:1
              September 30, 1997                  4.00:1
              December 31, 1997                   4.00:1
              March 31, 1998                      4.00:1
              June 30, 1998                       4.00:1
              September 30, 1998                  4.00:1
              December 31, 1998                   4.00:1
              March 31, 1999                      3.50:1
              June 30, 1999                       3.50:1
              September 30, 1999                  3.50:1
              December 31, 1999                   3.50:1
              March 31, 2001                      3.00:1
                and for each

              Fiscal Quarter
              thereafter

                 (b) the Interest Coverage Ratio to be less than 2.25:1 at any time;

                 (c) the Pro-Forma Debt Service Coverage Ratio to be less than 1.15:1 at any time; and

                 (d) commencing January 1, 1999, the Fixed Charge Coverage Ratio to be less than 1.10:1 at any time.

It is understood and agreed that if, after giving effect to any asset sale permitted under clause (b) of Section 7.2.11, the Annualized Operating Cash Flow of the remaining assets of the Borrowers is less than $2,000,000, the foregoing covenants will be adjusted in a manner satisfactory to the Required Lenders to take into account such sale.

         SECTION 7.2.5. Investments. Neither Borrower will make, incur, assume or suffer to exist any Investment in any other Person, except:

                 (a) Investments existing on the Effective Date, in each case identified in Item 7.2.5(a) ( Ongoing Investments ) of the Disclosure Schedule;

                 (b)  Cash Equivalent Investments;

                 (c) without duplication, Investments permitted as Indebtedness pursuant to Section 7.2.2;

                 (d) without duplication, Investments permitted as Capital Expenditures pursuant to Section 7.2.7; and

                 (e) other Investments in an aggregate amount at any one time not to exceed $100,000;

provided, however, that

                 (f) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

                 (g) no Investment otherwise permitted by clause (d), (e) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing.

         SECTION 7.2.6. Restricted Payments, etc. On and at all times after the Effective Date, neither Borrower will:

                 (a) declare, pay or make any dividends or other distributions (in cash, property or obligations) on the partnership or other equity interests (now or hereafter outstanding) of such Borrower or apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree to purchase or redeem, any partnership or other equity interests of such Borrower, or make any payments pursuant to any tax sharing or similar arrangements; provided, however , that such Borrowers may make distributions to their respective partners prior to May 15, 1998, in an aggregate amount not to exceed $30,000,000 (which amount shall include the Distribution) in accordance with Applicable Law and the Organic Documents of such Borrower as in effect on the Effective Date;

                 (b) make any payments to any Person for management, advisory, overhead or similar items except, so long as no Default shall have occurred and be continuing, such Borrower may incur, and pay as they accrue, management fees under the Management Agreement in an amount not to exceed 5% of such Borrower s gross revenues for any Fiscal Year, subject to the subordination provisions of the Charter Communications Subordination Agreement and provided, that, only 60% of such management fees may be paid in cash until Fiscal Year 1999, and none of such management fees shall be payable in cash thereafter; and

                 (c) such Borrower will not make any deposit for any of the foregoing purposes.

         SECTION 7.2.7. Capital Expenditures, etc. The Borrowers will not make or commit to make Capital Expenditures in any Fiscal Year, except Capital Expenditures which do not give rise to Capitalized Lease Liabilities and do not aggregate, in any Fiscal Year, an amount in excess of the amount set forth below opposite such Fiscal Year:

                                                      Maximum Permitted
                        Fiscal Year                  Capital Expenditures
                        -----------                  --------------------
                           1997                          $3,100,000
                           1998                          $4,800,000
                      1999 and each                      $1,000,000
                        Fiscal Year
                         thereafter

provided that, to the extent the amount of all Capital Expenditures permitted to be made in any Fiscal Year pursuant to this Section exceeds the aggregate amount of Capital Expenditures made during such Fiscal Year, such excess amount may be carried forward to (but only to) the immediately succeeding Fiscal Year. It is understood and agreed that, after giving effect to any asset sale permitted under clause (b) of Section 7.2.11, the Maximum Permitted Capital Expenditures as set forth above shall be reduced in a manner satisfactory to the Required Lenders and the Borrowers to take into account such asset sale.

         SECTION 7.2.8. Rental Obligations. The Borrowers will not enter into at any time any arrangement which involves the leasing by the Borrowers from any lessor of any real or personal property (or any interest therein), except
(a) arrangements which, together with all other such arrangements which shall then be in effect, will not require the payment of an aggregate amount of rentals by the Borrowers in excess of (excluding escalations resulting from a rise in the consumer price or similar index) $100,000 for any Fiscal Year or $500,000 during the full remaining term of such arrangements and (b) payments under Capitalized Lease Liabilities; provided, however, that any calculation made for purposes of this Section shall exclude any amounts required to be expended for maintenance and repairs, insurance, taxes, assessments, and other similar charges, and amounts payable under Pole Agreements.

         SECTION 7.2.9. Take or Pay Contracts. Neither Borrower will enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by such Borrower regardless of whether such materials, supplies, other property or services are delivered or furnished to it.

         SECTION 7.2.10. Consolidation, Merger, etc. Neither Borrower shall at any time (i) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, (ii) enter into any transaction of consolidation or merger, or (iii) create any Subsidiary.

         SECTION 7.2.11. Asset Dispositions, etc. Neither Borrower will sell, transfer, lease, contribute or otherwise convey all or any part of its assets, or grant options, warrants or other equity rights in such Borrower, to any Person, unless

                 (a)  such sale, transfer, lease, contribution or conveyance
         (i) is in the ordinary course of its business or is, in the good faith opinion of such Borrower, of obsolete or worn out property or property no longer used in its business, (ii) is to a Borrower, or (iii) is permitted by Section 7.2.10; or

                 (b) such sale, transfer, lease, contribution or conveyance is for fair market value to any Person that is not an Affiliate and the following conditions are met:

                          (i) after giving effect to any sale, the Annualized Operating Cash Flow of the remaining assets of the Borrowers shall be equal to at least $1,000,000;

                          (ii) immediately prior to and immediately after giving effect to such disposition, no Default or Event of Default shall have occurred or would result therefrom;

                          (iii) such Borrower has applied any Net Disposition Proceeds pursuant to Section 3.1.1(b); and

                          (iv) all the consideration for such sale, transfer, lease, contribution or conveyance is cash.

         SECTION 7.2.12. Modification of Certain Agreements. Neither Borrower shall enter into any amendment of, or agree to or accept or consent to any waiver of any of the provisions of, (a) its Organic Documents, (b) the Management Agreement, (c) the Charter Communications Subordination Agreement,
(d) any Franchise Agreement or (e) any License. Notwithstanding anything to the contrary in the immediately foregoing sentence, any such Organic Document, Franchise Agreement or License may be amended or modified without the prior written consent of any of the Agent and the Required Lenders so long as copies of all documents evidencing or related to such amendment or modification are furnished to Agent and the Lenders within five (5) Business Days prior to its effective date; provided that the prior written consent of any of the Agent and the Required Lenders shall not be required in connection with the renewal of any License or Franchise Agreement in the ordinary course; provided further that no such amendment or modification (i) adversely affects the rights of the Agent and the Lenders, or any of them, (ii) might have a Material Adverse Effect or (iii) adversely affects any Collateral (as such term is defined in any Security Agreement or the Holdings Pledge Agreement).

         SECTION 7.2.13. Transactions with Affiliates. Neither Borrower shall at any time engage in any transaction with an Affiliate, nor make an assignment or other transfer of any of its properties or assets to any Affiliate, except on terms that are fair and reasonable and that are not less advantageous to such Borrower than would be the case if such transaction had been effected with a non-Affiliate. In addition, such Borrower shall receive the benefit of any discounts, rebates or special payment terms for pay television programming available to Charter Communications which Charter Communications is permitted to pass through to such Borrower, but which are not available to such Borrower from a non-Affiliate.

         SECTION 7.2.14. Negative Pledges, Restrictive Agreements, etc. Neither Borrower will enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of such Borrower or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document.

         SECTION 7.2.15. Real Estate. Neither Borrower shall purchase or become obligated to purchase real estate (other than easements, rights-of-way, restrictions and other similar encumbrances on the use of real property), other than purchases, in the ordinary course of business of owning and operating the System.

         SECTION 7.2.16. ERISA Liabilities. Neither Borrower shall not allow the assets of any of its Plans to be less than the amount necessary to provide all accrued benefits under such Plans. Neither Borrower shall not become a participant in any Multiemployer Plan.


                                  ARTICLE VIII

                               EVENTS OF DEFAULT

         SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

         SECTION 8.1.1. Non-Payment of Obligations. Any Borrower shall default in the payment or prepayment when due of any principal of any Loan, or such Borrower shall default (and such default shall continue unremedied for a period of five days) in the payment when due of any interest on any Loan, any commitment fee or of any other Obligation.

         SECTION 8.1.2. Breach of Warranty. Any representation or warranty of any Borrower or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of such Borrower or any other Obligor to the Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article
V) is or shall be incorrect when made or deemed made in any material respect.

         SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. Any Borrower shall default in the due performance and observance of any of its obligations under Section 7.1.1 or Section 7.2.

         SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. Any Borrower or other Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after such Borrower or other Obligor has actual knowledge thereof or written notice thereof shall have been given to such Borrower or other Obligor by the Agent or any Lender.

         SECTION 8.1.5. Default on Other Indebtedness. A default shall occur in the payment when due, whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of any Borrower any other Obligor having a principal amount, individually or in the aggregate, in excess of $500,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

         SECTION 8.1.6. Judgments. Any judgment or order for the payment of money in excess of $500,000 shall be rendered against any Borrower or any other Obligor and either

                 (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

                 (b) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

         SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan

                 (a) the institution of any steps by any Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, such Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $500,000; or

                 (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

         SECTION 8.1.8.  Change in Control.  Any Change in Control shall occur.

         SECTION 8.1.9. Bankruptcy, Insolvency, etc. Either Borrower or any other Obligor shall

                 (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;
                 (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for such Borrower or any other Obligor or any property of any thereof, or make a general assignment for the benefit of creditors;

                 (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for such Borrower or any other Obligor or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that such Borrower and each other Obligor hereby expressly authorizes the Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

                 (d) permit or suffer to exist the commencement of or commence any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Borrower or any other Obligor, and, if any such case or proceeding is not commenced by such Borrower or such other Obligor, such case or proceeding shall be consented to or acquiesced in by such Borrower or such other Obligor or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that such Borrower and each other Obligor hereby expressly authorizes the Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

                 (e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

         SECTION 8.1.10. Impairment of Security, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; either Borrower, any other Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien, subject only to those exceptions expressly permitted by such Loan Document.

         SECTION 8.1.11. Impairment of Necessary Authorizations, etc. Any Necessary Authorization (including any License or Franchise) shall be terminated, suspended or revoked and such termination, suspension or revocation shall not be waived or stayed, or there shall occur a material default under any

Necessary Authorization (including any License or Franchise) which shall not have been waived within 30 days of the occurrence thereof, or any proceedings shall in any way be brought to challenge (and shall continue uncontested for a period of 30 days) the validity or enforceability of any Necessary Authorization (including any License or Franchise) or any Necessary Authorization (including any License or any Franchise) shall expire due to termination, nonrenewal or for any other reason, which, together with any other such Necessary Authorization (including any Licenses or Franchise) described in this Section 8.1.11, account for Franchise(s) and/or Necessary Authorization(s) that contribute(s) 7.5% or more to the Operating Cash Flow of the Borrowers; or any System or Systems having Franchise(s) and/or Necessary Authorization(s) that contribute(s) 7.5% or more to the Operating Cash Flow of the Borrowers shall fail for any period of five consecutive calendar days to operate or maintain any cable signal, and such failure shall not be substantially covered by insurance issued by a solvent financially responsible insurance company, which insurance shall be in full force and effect and with respect to which such Borrower shall have made all scheduled payments.

         SECTION 8.1.12. Management. (a) Charter Communications or any Affiliate satisfactory to the Required Lenders shall for any reason cease providing management to either Borrower or there shall be a material default, other than a payment default required by the Charter Communications Subordination Agreement, under the Management Agreement.

         (b) There shall have occurred any event which could have a materially adverse effect upon the ability of Charter Communications to fulfill its obligations under the Management Agreement.

         SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate immediately and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

          SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent may, or upon the direction of the Required Lenders, shall, by notice to the Borrowers, declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.


                                   ARTICLE IX

                                   THE AGENT

        SECTION 9.1. Actions. Each Lender hereby appoints CIBC as its Agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent, pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys' fees, and as to which the Agent is not reimbursed by the Borrowers; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Agent's gross negligence or wilful misconduct. The Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction.
If any indemnity in favor of the Agent shall be or become, in the Agent's determination, inadequate, the Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

          SECTION 9.2. Funding Reliance, etc. Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m. (New York time) on the day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Agent, such Lender and each Borrower, severally agree to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to such Borrower to the date such amount is repaid to the Agent, at the interest rate applicable at the time to Loans comprising such Borrowing.

          SECTION 9.3. Exculpation. Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other
Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by either Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Agent shall not obligate it to make any further inquiry or to take any action. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent believes to be genuine and to have been presented by a proper Person.

          SECTION 9.4. Successor. The Agent may resign as such at any time upon at least 30 days' prior notice to the Borrowers and all Lenders. If the Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Agent which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.
After any retiring Agent's resignation hereunder as the Agent, the provisions of

                 (a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement; and

                 (b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

          SECTION 9.5. Loans by CIBC. CIBC shall have the same rights and powers with respect to (x) the Loans made by it or any of its Affiliates, and
(y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Agent. CIBC and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with either Borrower or any Affiliate of such Borrower as if CIBC was not the Agent hereunder.

          SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender, and based on such Lender's review of the financial information of the Borrowers, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

          SECTION 9.7. Copies, etc. The Agent shall give prompt notice to each Lender of each notice or request required to be given and actually given to the Agent by the Borrowers pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by either Borrower). The Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Agent from the Borrowers for distribution to the Lenders by the Agent in accordance with the terms of this Agreement.


                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

         SECTION 10.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers and the Required Lenders; provided, however, that no such amendment, modification or waiver which would:

                 (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

                 (b) modify this Section 10.1, change the definition of "Required Lenders", increase any Commitment Amount or the Percentage of any Lender, reduce any fees described in Article III, change the schedule of reductions to the Commitments provided for in Section 2.2.2, release any all or substantially all collateral security, except as otherwise specifically provided in any Loan Document, or extend the Commitment Termination Date shall be made without the consent of each Lender directly affected thereby;

                 (c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of the holder of the Note evidencing such Loan; or

                 (d) affect adversely the interests, rights or obligations of the Agent qua the Agent, unless consented to by the Agent, as the case may be.

No failure or delay on the part of the Agent, any Lender or the holder of any
Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrowers in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. All rights and remedies hereunder are cumulative, and not exclusive of rights and remedies provided under law or otherwise.

         SECTION 10.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other parties.
Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

         SECTION 10.3. Payment of Costs and Expenses. The Borrowers, jointly and severally, agree to pay on demand all reasonable expenses of the Agent (including the reasonable legal fees and out-of-pocket expenses of Mayer, Brown & Platt, counsel to the Agent) in connection with

                 (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated, and

                 (b) the filing, recording, refiling or rerecording of the Holdings Pledge Agreement and each Security Agreement and/or any Uniform Commercial Code financing statements and any other security instruments relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of the Holdings Pledge Agreement or such Security Agreement or other security instrument, and

                 (c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document, and

                 (d) the ongoing administration of this Agreement and the other Loan Documents and the consideration of legal matters related thereto.

The Borrowers further agree, jointly and severally, to pay, and to save the Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the Loans made hereunder, or the issuance of the Notes or any other Loan Documents. The Borrowers also agree, jointly and severally, to reimburse the Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses) incurred by the Agent or such Lender in connection with (x) the negotiation of any restructuring or "work-out" , whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

         SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrowers hereby, jointly and severally, indemnify, exonerate and hold the Agent and each Lender and each of their respective affiliates, officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

                 (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

                 (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of either Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Loan);

                 (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by either Borrower of all or any portion of the stock or assets of any Person, whether or not the Agent or such Lender is party thereto;

                 (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by either Borrower of any Hazardous Material; or

                 (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by either Borrower of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, either Borrower, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct. Each Borrower and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against the Agent or any Lender under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any of such Persons is strictly liable under any Environmental Laws, such Borrower's obligation to such Person under this indemnity shall likewise be without regard to fault on the part of such Borrower with respect to the violation or condition which results in liability of such Person. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrowers hereby agree, jointly and severally, to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         SECTION 10.5. Survival. The obligations of each Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all the Obligations and the termination of all the Commitments. The representations and warranties made by each Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

         SECTION 10.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 10.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

         SECTION 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrowers and the Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of each Borrower and each Lender (or notice thereof satisfactory to the Agent) shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrowers, the Agent and each Lender.

         SECTION 10.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

         SECTION 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

                 (a) neither Borrower may assign or transfer its rights or obligations hereunder without the prior written consent of the Agent and all Lenders; and

                 (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

         SECTION 10.11. Sale and Transfer of Loans and Notes; Participations in Loans and Notes. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with this
Section 10.11.

         SECTION 10.11.1.  Assignments.  The Agent and each Lender,

                 (a) with the written consents of the Borrowers (which consent shall not be unreasonably delayed or withheld and which shall be deemed to have been given in the absence of a written notice delivered by the Borrowers to the Agent, on or before the fifth Business Day after receipt by the Borrowers of such Lender s request for consent, stating, in reasonable detail, the reasons why the Borrowers propose to withhold such consent) and the Agent, may at any time assign and delegate to one or more commercial banks or other financial institutions or other Persons, and

                 (b) with notice to the Borrowers and the Agent, but without the consent of the Borrowers or the Agent, may assign and delegate to any of its Affiliates or to any other Lender

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an Assignee Lender ), all or any fraction of such Lender s total Loans and Commitments (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender s Loans and Commitments) in a minimum aggregate amount equal to the lesser of $5,000,000 or all of such Lender s remaining Loans and Commitments, and increments of $1,000,000; provided, however, that any such Assignee Lender will comply, if applicable, with the provisions contained in the last sentence of Section 4.6 and further, provided, however, that, the Borrowers, each other Obligor and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until

                 (c) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrowers and the Agent by such Lender and such Assignee Lender;

                 (d) such Assignee Lender shall have executed and delivered to the Borrowers and the Agent a Lender Assignment Agreement, accepted by the Agent; and

                 (e)  the processing fees described below shall have been paid.

From and after the date that the Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after its receipt of notice that the Agent has received an executed Lender Assignment Agreement, the Borrowers shall execute and deliver to the Agent (for delivery to the relevant Assignee Lender) new Notes evidencing such Assignee Lender's assigned Loans and Commitments and, if the assignor Lender has retained Loans and Commitments hereunder, replacement Notes in the principal amount of the Loans and Commitments retained by the assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Notes. The assignor Lender shall mark the predecessor Notes "exchanged" and deliver them to the Borrowers. Accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Agent upon delivery of any Lender Assignment Agreement in the amount of $3,000. Any attempted assignment and delegation not made in accordance with this Section 10.11.1 shall be null and void.

         SECTION 10.11.2. Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Participant") participating interests in any of the Loans, Commitments or other interests of such Lender hereunder; provided, however, that

                 (a) no participation contemplated in this Section 10.11 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document;

                 (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

                 (c) the Borrowers and each other Obligor and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents; and

                 (d) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clause (b) or (c) of Section 10.1.

Each Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a
Lender.

         SECTION 10.12. Other Transactions. Nothing contained herein shall preclude the Agent or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with either Borrower or any of its Affiliates in which such Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

         SECTION 10.13. Certain Collateral and Other Matters. (a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any collateral security or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the collateral security granted pursuant to the Loan Documents.

         (b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any security interest or Lien granted to or held by the Agent upon any collateral (i) upon termination of the Commitments and payment in full in cash of all principal of and interest on the Loans, all fees payable pursuant to Section 3.3 and 10.3, all Reimbursement Obligations (including interest thereon) and all other fees, costs and expenses that are payable under this Agreement or under any other Loan Document and have been invoiced (in which case the Lenders hereby authorize the Agent to execute, and the Agent agrees to execute, reasonable releases in connection with this Agreement); (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which either Borrower owned no interest at the time the security interest and/or Lien was granted or at any time thereafter; (iv) constituting property leased to either Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the applicable Borrower to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Required Lenders or, if required by Section 10.1, each Lender. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent s authority to release particular types or items of collateral pursuant to this
Section 10.13.

         SECTION 10.14. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR EITHER BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.
EACH BORROWER HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEMS (THE "PROCESS AGENT"), WITH AN OFFICE ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, UNITED STATES, AS ITS ADMINISTRATIVE AGENT TO RECEIVE, ON SUCH BORROWER'S BEHALF AND ON BEHALF OF SUCH BORROWER S PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS

WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH BORROWER IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT S ABOVE ADDRESS, AND EACH BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EITHER BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         SECTION 10.15. Waiver of Jury Trial. THE AGENT, THE LENDERS AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR EITHER BORROWER. EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                  CENCOM CABLE INCOME PARTNERS
                                    II, L.P.
                                  By  Cencom Properties II, Inc., its
                                        General Partner


                                      By: /s/ Ralph G. Kelly
                                         ----------------------------------
                                         Title: Treasurer

                                  Address:    c/o Charter Communications, Inc.
                                              12444 Powerscourt Drive, Suite 400
                                              St. Louis, MO 63131-3660

                                  Facsimile No.: (314) 965-6640

                                  Attention:   Melvin Z. Bryant



                                  CENCOM PARTNERS, L.P.
                                  By  Cencom Partners, Inc., its General Partner


                                      By: /s/ Ralph G. Kelly
                                         ----------------------------------
                                         Title: Treasurer

                                   Address:   c/o Charter Communications, Inc.
                                              12444 Powerscourt Drive, Suite 400
                                              St. Louis, MO 63131-3660

                                   Facsimile No.: (314) 965-6640

                                   Attention:   Melvin Z. Bryant

                        CANADIAN IMPERIAL BANK OF COMMERCE, acting by or through one or more of its affiliates, branches or agencies, as the Agent


                        By: Matt Jones
                           -----------------------------------
                           Title:  DIRECTOR, CIBC WOOD GUNDY
                                   SECURITIES CORP., AS AGENT

                        By: Matt Jones
                           -----------------------------------
                           Title:  DIRECTOR, CIBC WOOD GUNDY
                                   SECURITIES CORP., AS AGENT

                        Address:     425 Lexington Avenue
                                     New York, NY 10017

                        Facsimile No.:  (212) 856-3558

                        Attention:   Matt Jones



PERCENTAGE              LENDERS:
100.0000000000%         CIBC INC.



                        By: Matt Jones
                           -------------------------------------
                           Title:   ________________________, CIBC Wood
                                    Gundy Securities Corp., as Agent

                        Domestic Office
                        and LIBOR Office
                        Address:     Two Paces West
                                     2727 Paces Ferry Road
                                     Suite 1200
                                     Atlanta, Georgia 30339

                        Facsimile No.:  (770) 319-4950
                        Attention:   Deirdre McBride